Exhibit 2.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
by and among
THE ENTITIES LISTED ON SCHEDULE 1.1(aaaaa) HERETO,
collectively, as Seller,
CAPITAL SENIOR LIVING ACQUISITION, LLC,
a Delaware limited liability company, or its assigns,
as Purchaser
and
HEARTHSTONE SENIOR SERVICES, L.P.,
a Delaware limited partnership,
as Guarantor
Effective as of this 21 day of December, 2007

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

     This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into by and among the entities listed as “Seller” on Schedule 1.1(aaaaa), as sellers (individually and collectively, “Seller”), Hearthstone Senior Services, L.P., a Delaware limited partnership (“Hearthstone” or “Guarantor”), and Capital Senior Living Acquisition, LLC, a Delaware limited liability company, as purchaser (together with its permitted assigns, “Purchaser”) as of this 21 day of December, 2007 (“Effective Date”).
RECITALS
     A. Capitalized terms are defined in Section 1.1 below or elsewhere in this Agreement.
     B. Seller leases the Facilities listed on Exhibit A hereto from NHP pursuant to the NHP Lease.
     C. Seller desires to assign its leasehold interests under the NHP Lease to Purchaser, and further desires to sell the other Property to Purchaser upon the terms and conditions set forth herein.
     D. Purchaser and Hearthstone have executed and delivered a letter of intent dated October 24, 2007 (the “LOI”), which requires a definitive agreement to effect the sale and purchase of the Property; the parties intend this document to be such definitive agreement.
     NOW THEREFORE, in consideration of Ten and No/100 Dollars ($10), the mutual premises, covenants, conditions and agreements set forth herein and intending to be legally bound hereby, Seller and Purchaser hereby agree as follows:
AGREEMENT
Article 1
DEFINITIONS
Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles at the time applicable; (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other phrases of similar import; and (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

     (a) Acquisition Proposal shall mean any offer or proposal, directly or indirectly, for the purchase, lease or recapitalization of the Property or entity owning said Property, or the equity or assets thereof, other than this Agreement and the LOI.
     (b) Actuarial Determination shall mean a determination from time to time by Walter Haner & Associates, Inc., or another independent actuary acceptable to Purchaser and Seller, setting forth the amount of Long Horn Assets required to be held in reserve for expenses and liabilities of Long Horn relating to malpractice, professional or general liability claims against insurance policies, including the tail insurance policy required by Section 9.2(c), issued by Long Horn.
     (c) Affiliate shall mean any Person which, at any time since the effective date of the NHP Lease, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, the term “Affiliate” shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), fifty percent (50%) or more of any class of voting security or equity interests of such corporation, (ii) any Subsidiary of such corporation and (iii) any Subsidiary of a Person described in clause (i).
     (d) Agreement shall have the meaning set forth in the preamble hereto.
     (e) Assigned Contracts shall mean all those Service Contracts set forth on Schedule 1.1(e) to this Agreement, as updated in accordance with Section 3.7, which Service Contracts set forth on Schedule 1.1(e) represent only those Service Contracts which:
          (i) are terminable by Seller or Purchaser without fee or penalty upon thirty (30) days notice or less;
          (ii) with respect to the Facilities only, are for telephone services, cable television services, copier and other office equipment, and motor vehicles; or
          (iii) Purchaser, in Purchaser’s sole discretion, agrees by written notice to Seller in accordance with Section 3.7, to assume as of the Closing Date.
     (f) Assignment shall mean the Blanket Conveyance, Bill of Sale, and Assignment and Assumption Agreement in the form attached hereto as Exhibit B.
     (g) Assumed Permits shall have the meaning set forth in Section 4.1.
     (h) Business Day shall mean any day other than a Saturday, Sunday or legal holiday.

     (i) Business Records shall mean all books and records relating to the Facilities or the ownership or operation thereof maintained by, issued to or held by Seller, including, without limitation, forms, accounts, resident records, technical, accounting and procedural manuals, employment records, files, invoices, correspondence, studies, reports or summaries relating to any environmental matters, surveys, engineering reports, investigations or depictions of the Facilities and other books and records relating to the ownership, operation or maintenance of any of the Facilities.
     (j) CERCLA shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.
     (k) Certificate of Need shall mean a certificate of need or similar permit or approval (not including conventional building permits) from a Governmental Authority related to the construction and/or operation of any of the Facilities for the use of a specified number of beds in an assisted living facility or similar facility, or alteration of any such Facilities or modification of services provided at such Facilities.
     (l) CIMA shall have the meaning set forth in Section 13.7(b).
     (m) Claim Notice shall have the meaning set forth in Section 13.3(a)
     (n) Closing shall mean the transactions taking place on the Closing Date.
     (o) Closing Date shall mean 12:01 a.m. on the date which is forty-five (45) days after the expiration of the Inspection Period, or such earlier or later date as the parties may agree from time to time.
     (p) Closing Proration Statement shall have the meaning set forth in Section 10.2.
     (q) Code shall mean the Internal Revenue Code of 1986, as amended, supplemented and succeeded from time to time.
     (r) COBRA shall mean Section 4980B of the Code or Part 6 of Title I of ERISA.
     (s) Confidentiality Letter shall have the meaning set forth in Section 14.20.
     (t) Damage shall have the meaning set forth in Section 11.1.
     (u) Damage Non-Termination Threshold shall have the meaning set forth in Section 11.1(a).
     (v) Deposit shall have the meaning set forth in Section 2.1(a).
     (w) Documents shall mean the Plans and Specifications and the documents, Permits, Provider Agreements, Certificates of Need, Service Contracts, reports, studies, materials and all other items listed on Exhibit C.
     (x) Due Diligence Inspection shall have the meaning set forth in Section 2.2(a).

     (y) Earnest Money shall have the meaning set forth in Section 2.1(b).
     (z) Effective Date shall have the meaning set forth in the preamble hereto.
     (aa) Eminent Domain Event shall have the meaning set forth in Section 11.1.
     (bb) Employee Liabilities shall mean with respect to employees of Seller prior to the Closing Date, all wages, salaries, commissions, earned or accrued vacation, holiday or sick pay, severance pay (if any), any contributions required or costs associated with any employee welfare benefit plan as defined by Section 3(1) of ERISA, any contributions required or costs associated with any employee pension benefit plan as defined by Section 3(2) of ERISA, any contributions required or costs associated with any non-qualified employee benefit plan, applicable federal, state and local payroll taxes (including without limitation FICA and FUTA), and any contributions required or costs associated with workers’ compensation liabilities.
     (cc) Environmental Deficiencies shall have the meaning set forth in Section 5.2(ee).
     (dd) Environmental Laws shall mean all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof).
     (ee) Environmental Liabilities shall mean any and all Losses (as hereinafter defined) and other liabilities arising in connection with or in any way relating to the Property, or the use, operation or ownership of the Property by Seller, Hearthstone or any of their Affiliates, whether vested or unvested, contingent or fixed, actual or potential, that (i) arise under or relate to Environmental Laws, Hazardous Substances, or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 5.2(ee) attached hereto and (ii) arise from or relate in any way to actions occurring or conditions existing prior to the Closing Date.
     (ff) Environmental Reports shall mean, with respect to a Facility, all Phase I environmental site assessments and all other reports or summaries of environmental testing for Hazardous Substances.
     (gg) ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.
     (hh) ERISA Affiliate shall have the meaning set forth in Section 5.2(x).
     (ii) Escrow Agreement shall have the meaning set forth in Section 2.1(b).
     (jj) Escrow Amounts shall mean any and all escrows for capital expenditures, taxes and other matters (except insurance) under the NHP Lease, but excluding (i) any utility deposits with utility companies and (ii) all escrows pursuant to (x) that certain Escrow Agreement dated May 31, 2006 by and among Hearthstone Operations, LLC, Nationwide Health Properties, Inc., JPMorgan Chase Bank, N.A., Frederick Zarilli, George Jenkins and Livingston Kosberg and

(y) that certain Escrow Agreement dated May 31, 2006 by and among Hearthstone Operations, LLC, JPMorgan Chase Bank, N.A., Frederick Zarilli, George Jenkins and Livingston Kosberg, and for the limited purposes set forth therein, Nationwide Health Properties, Inc.
     (kk) Excluded Liabilities shall have the meaning set forth in Section 3.8.
     (ll) Excluded Property shall have the meaning set forth in Section 3.3.
     (mm) Facility or Facilities shall have the meaning ascribed to such term in the NHP Lease.
     (nn) Facility Condition Report shall mean with respect to each Facility, third party reports commonly known as property condition reports, property condition surveys, physical assessment reports, physical needs assessments, or engineering reports providing information on such Facility’s operating systems, overall design and architectural features, the purpose of the which is to identify defects or material deferred maintenance of a Facility’s materials systems, components, equipment, etc.
     (oo) Financial Statements shall have the meaning set forth in Exhibit C.
     (pp) Governmental Authority shall mean, with respect to each of the Facilities, the United States, the state or commonwealth, county, parish, city and political subdivisions in which such Facilities are located or which exercise jurisdiction over such Facilities or use of the Facilities for all currently existing uses, and any court administrator, agency, department, commission, board, bureau or instrumentality or any of them which exercises jurisdiction over such Facilities or the construction or use of such Facilities for all currently existing uses or any quasi-governmental authority similar thereto.
     (qq) Governmental Requirement shall mean any law, ordinance, order, rule, regulation, decree or similar edict of a Governmental Authority.
     (rr) Guarantor shall mean Hearthstone.
     (ss) Hazardous Substances shall mean any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law.
     (tt) Health Departments shall mean departments of health and/or any governmental, quasi-governmental or regulatory authorities of each of the states where the Facilities are located which have jurisdiction over the licensing, ownership and/or operations of the Facilities as assisted living and dementia care facilities.
     (uu) Hearthstone shall have the meaning set forth in the preamble hereto.
     (vv) Hearthstone Group shall mean collectively or each individually, as applicable, Seller, Hearthstone and Principals.

     (ww) HIPAA shall mean the Health Insurance Portability and Accountability Act (as amended, supplemented or succeeded from time to time).
     (xx) Indemnified Party shall have the meaning set forth in Section 13.3.
     (yy) Indemnifying Party shall have the meaning set forth in Section 13.3.
     (zz) Indemnity Amount shall mean (i) from the Closing Date until the first anniversary of the Closing Date, Two Million and No/100 Dollars ($2,000,000) (reduced by the aggregate of any amounts disbursed from time to time by Title Company to Purchaser in accordance with Section 13.7(d) below), and (ii) from the first anniversary of the Closing Date until the second anniversary of the Closing Date, One Million and No/100 Dollars ($1,000,000) (reduced by (x) the amount that the aggregate of any amounts disbursed by Title Company to Purchaser during the period from the Closing Date until the first anniversary of the Closing Date in accordance with Section 13.7(d) below exceeds One Million Dollars ($1,000,000) plus (y) the aggregate of any amounts disbursed by Title Company to Purchaser during the period from the first anniversary of the Closing Date to the second anniversary of the Closing Date in accordance with Section 13.7(d) below).
     (aaa) Indemnity Escrow shall have the meaning set forth in Section 13.7(a).
     (bbb) Indemnity Escrow Amount shall have the meaning set forth in Section 13.7(a).
     (ccc) Indemnity Notice shall have the meaning set forth in Section 13.3(d).
     (ddd) Independent Contract Consideration shall have the meaning set forth in Section 2.1(d).
     (eee) Inspection Period shall mean the period beginning on the Effective Date and continuing through the date that is seventy-five Business Days after the Effective Date, as the same may be extended from time to time.
     (fff) Insurance Policies shall have the meaning set forth in Section 5.2(o).
     (ggg) LOI shall have the meaning set forth in Recital D.
     (hhh) Long Horn shall mean Long Horn Insurance Company, Ltd., an exempted company with limited liability (i) formed and governed under the laws of the Cayman Islands, (ii) qualified to issue insurance policies under the laws of each state in which a Facility is located for each type of insurance that as of the Effective Date Long Horn has insured the applicable Facility, and (iii) wholly-owned, controlled and operated by the Principals.
     (iii) Long Horn Assets shall mean all property and assets owned by or held for the benefit of Long Horn or in which Long Horn has any legal or equitable interest.
     (jjj) Long Horn Excess Reserves shall mean all Long Horn Assets to the extent that such Long Horn Assets exceed the Long Horn Required Reserves.

     (kkk) Long Horn Required Reserves shall mean the amount of Long Horn Assets required to be reserved by the most-recent Actuarial Determination.
     (lll) Losses shall have the meaning set forth in Section 13.1.
     (mmm) Maintenance Deficiency shall have the meaning set forth in Section 2.4.
     (nnn) Maintenance Deficiency Amount Excess shall mean the amount by which the cost to remedy all Maintenance Deficiencies (i) with respect to any given Facility, exceeds Twenty-five Thousand and No/100 Dollars ($25,000), and (ii) with respect to all of the Facilities, collectively exceeds Two Hundred Fifty Thousand and No/100 Dollars ($250,000); provided, however, that in no event shall the Maintenance Deficiency Amount Excess exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000).
     (ooo) Management Agreement shall refer collectively to all management or similar agreements relating to the Facilities by and between Seller and Manager (or any other Person), as such agreements may be amended from time to time.
     (ppp) Manager shall mean Hearthstone Management, Inc., a Texas corporation.
     (qqq) Material Adverse Effect shall mean any event, change, set of circumstances or conditions having or which reasonably could be likely to have a material adverse effect on the Facilities, Property, NHP Lease, Seller or any of their business, assets, financial condition or operations of Seller and/or could prevent or materially impair the consummation of the transactions set forth in this Agreement.
     (rrr) Medicaid shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.
     (sss) Medicare shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.
     (ttt) NHP shall mean Landlord (as that term is defined in the NHP Lease).
     (uuu) NHP Lease shall mean collectively, (i) that certain Master Lease dated May 31, 2006 by and among subsidiaries of Nationwide Health Properties, Inc., as Landlord, certain of the parties constituting Seller, as Tenant, and Hearthstone, as Guarantor; (ii) that certain Lease dated May 31, 2006 by and between NHP Brownstown, LLC, as Landlord, East Brownstown Assisted Living, Ltd., as Tenant, and Hearthstone, as Guarantor; and (iii) that certain Lease dated May 31, 2006 by and between Bedford AL RE, Ltd., as Landlord, Bedford Assisted Living, Ltd., as Tenant, and Hearthstone, as Guarantor.
     (vvv) Non-reviewed Service Contracts shall have the meaning set forth in Section 3.7.
     (www) Notice Period shall have the meaning set forth in Section 13.3(a).
     (xxx) Occupancy Agreement shall have the meaning set forth in Section 3.5.

     (yyy) Operating Statements shall mean, with respect to each Facility, monthly financial statements of operations.
     (zzz) Operator Approvals shall have the meaning set forth in Section 4.1.
     (aaaa) Operator Reports shall mean all of the census information concerning the number of licensed beds occupied by bona fide residents, monthly financial statements and other reports, materials and information concerning Seller’s business operations and compliance with laws, ordinances, rules, regulations, Permits and Provider Agreements that are submitted by Seller, for the Facilities, including Medicaid cost reports relating to the Facilities.
     (bbbb) Payment Notice shall have the meaning set forth in Section 13.7(d).
     (cccc) Permits shall mean any and all (i) licenses, (ii) permits, (iii) accreditations, (iv) approvals, (v) certificates used in or relating to the ownership, occupancy or operation of all or any part of the Facilities, (vi) contracts and comparable authorizations from all applicable Governmental Authorities (including, but not limited to, any Health Department) that are held, issued to or controlled by Seller, or necessary for the use, operation and maintenance of the applicable Facilities as assisted living and dementia care facilities.
     (dddd) Person shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
     (eeee) Plans and Specifications shall mean, with respect to each Facility, all drawings (including final and complete “as-builts”), plans, specifications, blueprints, maps, studies, structural reviews, surveys (including “as-built”) and engineering, soil, seismic, geologic, architectural and other reports relating to such Facility.
     (ffff) Post-Closing Operations Expenses shall have the meaning set forth in Section 4.2(f)(ii).
     (gggg) Pre-Closing Accounts Receivable Schedule shall have the meaning set forth in Section 10.1(a)(i)
     (hhhh) Principals shall mean, individually or collectively, Timothy Hekker, James Wang and Laurence Daspit.
     (iiii) Promissory Note shall have the meaning set forth in Section 2.1(a)(ii).
     (jjjj) Property shall mean Seller’s interest in the NHP Lease, the Transferred Personal Property and any and all other property, rights and interests to be conveyed hereunder.
     (kkkk) Provider Agreement shall mean all those provider agreements held by or issued to Seller or a Facility under which such Facility is eligible to receive payment under Medicaid, any Third Party Payor Program or any other agreement, arrangement, program or understanding with any federal, state or local governmental agency or organization or private organization pursuant to which any Facility qualifies for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident.
     (llll) Purchased Accounts Receivable shall mean all of Seller’s accounts receivable relating to the Occupancy Agreements which have been outstanding not more than sixty (60) days as of the Closing Date.
     (mmmm) Purchaser shall have the meaning set forth in the preamble hereto.
     (nnnn) Purchaser Bringdown Certificate shall mean a certificate in the form attached hereto as Exhibit D updating all of the representations and warranties of Purchaser set forth in Section 5.1 as of the Closing Date.
     (oooo) Purchaser Default Amount shall have the meaning set forth in Section 12.2(b).
     (pppp) Purchaser Indemnified Parties shall have the meaning set forth in Section 13.1.
     (qqqq) Purchaser Permits shall have the meaning set forth in Section 4.1.
     (rrrr) Reliance Letters shall mean, with regard to an Environmental Report, a letter in a form satisfactory to Purchaser from the author or issuer of each such Environmental Report certifying to Purchaser that the findings of such Environmental Report are true and complete in all material respects and authorizing Purchaser to rely upon said certification.
     (ssss) Remediation Sites shall have the meaning set forth in Section 2.3(d)(iii).
     (tttt) Rent Roll shall have the meaning set forth in Section 3.5.
     (uuuu) Repair and/or Replacement shall have the meaning set forth in Section 11.1(a).
     (vvvv) Retained Accounts Receivable shall have the meaning set forth in Section 10.1(a)(i).
     (wwww) Retention Bonuses shall have the meaning set forth in Section 4.2(f)(i).
     (xxxx) Reviewed Service Contracts shall have the meaning set forth in Section 3.7.
     (yyyy) Search Reports shall have the meaning set forth in Section 2.3(c).
     (zzzz) Security Deposits shall mean all deposits, whether for security or otherwise, including accrued statutory interest, pursuant to the Occupancy Agreements.
     (aaaaa) Seller shall mean collectively and individually, the entities listed on Schedule 1.1(aaaaa).
     (bbbbb) Seller Bringdown Certificate shall mean a certificate in the form attached hereto as Exhibit E updating all of the representations and warranties of Seller set forth in Section 5.2 as of the Closing Date.

     (ccccc) Seller Contract Liabilities shall have the meaning set forth in Section 3.7.
     (ddddd) Seller Indemnified Parties shall have the meaning set forth in Section 13.2.
     (eeeee) Seller’s Broker shall mean Red Capital Markets, Inc. and its Affiliates.
     (fffff) Seller’s Deductible shall have the meaning set forth in Section 13.6.
     (ggggg) Seller’s Post-Closing Operations shall have the meaning set forth in Section 4.2(f).
     (hhhhh) Service Contracts shall mean any service, supply, development, construction, maintenance or other contracts, if any, to which Seller is party for the maintenance or operation of the Facilities, including, but not limited to, all agreements pursuant to which equipment located at the Facilities and used in connection with the occupation, operation or maintenance of the Facilities, is leased to Seller.
     (iiiii) Subsidiary shall mean any Person which, directly or indirectly (including through one or more intermediaries), is controlled by or is under common control with a Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to Hearthstone, the term “Subsidiary” shall include each tenant under the NHP Lease and the other entities, as set forth on Schedule 1.1(iiiii).
     (jjjjj)Supplemental Rent shall have the meaning set forth in Section 3.8(h).
     (kkkkk) Survey shall have the meaning set forth in Section 2.3(b).
     (lllll)Termination shall have the meaning set forth in Section 4.2(c).
     (mmmmm) Third Party Claim shall have the meaning set forth in Section 13.3(a)
     (nnnnn) Third Party Payor Program shall mean any governmental or quasi-governmental third party payor programs or any private or quasi-private healthcare reimbursement or private payor programs (including so-called “HMO” and “PPO” programs), excluding Medicare and Medicaid.
     (ooooo) Title Commitment shall have the meaning set forth in Section 2.3(a).
     (ppppp) Title Company shall mean Land America or such other title company as may be selected by Purchaser.

     (qqqqq) Title Evidence shall mean the Title Commitment, the Survey, the Reliance Letters, the Search Reports and/or the Zoning Reports.
     (rrrrr) Title Policy shall have the meaning set forth in Section 2.3(a).
     (sssss) Transfer Approvals shall have the meaning set forth in Section 6.6.
     (ttttt) Transfer Notices shall have the meaning set forth in Section 6.6.
     (uuuuu) Transferred Employee Liabilities shall mean, with respect to only the Transferred Employees, the Employee Liabilities of the Transferred Employees determined solely with reference to those policies, payroll practices, and employee benefit plans, funds and programs established, maintained or contributed to by Purchaser.
     (vvvvv) Transferred Employees shall mean employees of Seller prior to the Closing Date who become employees of Purchaser after the Closing Date.
     (wwwww) Transferred Personal Property shall have the meaning set forth in Section 3.2.
     (xxxxx) WARN Act shall mean, collectively, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., or any other similar state or local statute or government regulation or ordinance.
     (yyyyy) Zoning Reports shall mean reports prepared by a nationally-recognized zoning services company (such as The Planning & Zoning Resource Corporation or Bock & Clark) evidencing compliance of each of the Facilities with all municipal zoning codes, ordinances or requirements.
Article 2
PURCHASE PRICE AND INSPECTIONS
Section 2.1 Purchase Price.
     (a) The aggregate consideration to be paid by Purchaser to Seller (the “Purchase Price”) for the Property shall be an amount equal to Thirty-five Million and No/100 Dollars ($35,000,000), to be paid by Purchaser at Purchaser’s option in one of the following ways:
          (i) Thirty-five Million and No/100 Dollars ($35,000,000) in cash; or
          (ii) Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000) in cash paid to Seller and a promissory note (the “Promissory Note”) payable to NHP in the principal amount of Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000). The Promissory Note shall provide for the payment of interest at a rate equal to 9.0% per annum and with the principal balance due at the maturity date thirty-six (36) months following the effective date thereof. The Promissory Note shall be (y) finalized in form and content within thirty (30) days after the Effective Date and (z) at Closing, held by Title Company until Seller has authorized its release to NHP in accordance with Section 9.2(e).
     (b) Simultaneously with execution and delivery of this Agreement, Seller and Purchaser shall execute and deliver to the other and to Title Company an escrow agreement in form and substance of Exhibit F (the “Escrow Agreement”). On the Effective Date, Purchaser shall deposit, as its earnest money deposit, an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000) (the “Earnest Money”) to be held by Title Company pursuant to the terms of the Escrow Agreement. The Earnest Money shall be held in an interest bearing account and disbursed pursuant to the Escrow Agreement and the terms of this Agreement. The Earnest Money, together with all interest earned thereon, is herein referred to as the “Deposit.” The Deposit shall be credited against the Purchase Price at the Closing.
     (c) Provided that all conditions precedent to Purchaser’s obligations to close that are set forth in Section 8.1 have been satisfied and fulfilled, or waived in writing by Purchaser, the Purchase Price shall be paid by Purchaser to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.
     (d) Upon the execution hereof by Purchaser and Seller, Purchaser has paid to Seller One Hundred Dollars ($100) (the “Independent Contract Consideration”), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.
     (e) The Purchase Price shall be allocated as to Seller’s interest in the NHP Lease and the Transferred Personal Property relating to each Facility as reasonably agreed to by Purchaser and Seller prior to the expiration of the Inspection Period. When made by Purchaser and Seller, such determination shall be attached hereto as Schedule 2.1(e).
Section 2.2 Purchaser’s Inspection Period.
     (a) Not later than ten (10) Business Days after the Effective Date, Seller shall deliver to Purchaser a preliminary version of Schedule 1.1(e) and, to the extent not already delivered, copies of all of the Documents (excluding Plans and Specifications, which shall be made available to Purchaser at the respective Facilities or at Seller’s business office). With reference to the portion of the Documents constituting reports, studies, materials, or other items not prepared by Seller, Purchaser hereby acknowledges that Seller is providing such items solely at the request of Purchaser, and except as set forth in Section 5.2(g) SELLER MAKES NO WARRANTIES OR REPRESENTATION ON THE ACCURACY OR ADEQUACY OF SUCH ITEMS NOT PREPARED BY SELLER OR ITS AFFILIATES OR ANY INFORMATION CONTAINED THEREIN. EXCEPT AS SET FORTH IN SECTION 5.2(G), PURCHASER MUST CONDUCT AND SHALL SOLELY RELY ON THE RESULTS OF ITS OWN INVESTIGATIONS AND SHALL AND DOES HEREBY RELEASE SELLER AND HEARTHSTONE FROM ANY LIABILITIES OR CLAIMS BASED ON THE INACCURACY OR INCOMPLETENESS OF SUCH REPORTS,

STUDIES, MATERIALS AND OTHER ITEMS NOT PREPARED BY SELLER OR ITS AFFILIATES, OR ANY FACTS OR INFORMATION CONTAINED THEREIN. THE PROVISIONS OF THIS SECTION 2.2(A) SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT. At all times prior to Closing, including times during the Inspection Period, Purchaser or its agents shall be entitled, at Purchaser’s sole cost, expense and risk, to conduct a “Due Diligence Inspection,” which includes the right to: (i) enter the Facilities during regular business hours, on no less than three (3) Business Days prior notice to Seller, to perform inspections and tests on all or any part of any Facility, including, but not limited to, inspections, evaluations and testing of the heating, ventilation and air-conditioning systems and all components thereof; (ii) examine and copy any and all books, records, correspondence, financial data, delinquency reports, and all other documents and matters, public or private, maintained by Seller or its agents, and relating to receipts and expenditures pertaining to the Facilities for the three (3) most recent full calendar years and the current calendar year and request copies from Seller of any other documents, books or records deemed reasonably necessary by Purchaser related to the Facilities; (iii) make investigations with regard to zoning, environmental, building code and other legal requirements applicable to the Facilities, including, but not limited to, conducting environmental site assessments, investigations and studies of the Facilities including as provided in Section 2.3 and Section 2.4 below; (iv) make or obtain market studies and real estate tax analyses; and (v) review any and all notices, filings, reports and other correspondence pertaining to the Facilities to and from the Health Departments. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless for all claims, liabilities, damages, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees), actions and causes of action relating to any entry on the Property by Purchaser, its agents, independent contractors, servants and/or employees, excluding any such claims, liabilities, damages, losses, costs, expenses, actions and causes of action arising from the negligence, gross negligence or willful misconduct of Seller, its agents, independent contractors, servants and/or employees. Purchaser further waives and releases any claims, demands, damages, actions, causes of action or other remedies of any kind whatsoever against Seller (except to the extent arising from the negligence, gross negligence, or willful misconduct of Seller, its agents, independent contractors, servants and/or employees) for property damages or bodily and/or personal injuries to Purchaser, its agents, independent contractors, servants and/or employees arising out of Purchaser’s entry on the Property. Notwithstanding anything set forth herein to the contrary, this indemnity obligation by Purchaser shall survive any termination of this Agreement irrespective of whether the transaction contemplated by this Agreement is closed.
     (b) During the Inspection Period, Purchaser may seek, apply for, and give notices for all Operator Approvals, Transfer Approvals, Transfer Notices and Permits required in connection with the transfer of operations of the Facilities to Purchaser. Purchaser shall apply for all Operator Approvals which constitute assisted living licenses within thirty (30) days after the Effective Date.
Section 2.3 Title, Survey and Third Party Reports.
     (a) Promptly after the Effective Date, Purchaser shall obtain, at Purchaser’s sole cost, a commitment (the “Title Commitment”), issued by Title Company for an extended coverage leasehold title insurance policy (the “Title Policy”), insuring Purchaser as the owner of the leasehold estates created by the NHP Lease and legible copies of all items listed as title exceptions on the Title Commitment. A copy of such Title Commitment, along with copies of all documents provided by Title Company as exception documents, shall promptly be provided to Seller.
     (b) Purchaser shall acquire, at Purchaser’s cost and expense, within thirty (30) days after the Effective Date, a new or updated survey of each Facility (collectively, the “Survey”), prepared by a surveyor duly registered in the state or commonwealth in which the respective Facility is located. A copy of each Survey shall be promptly provided to Seller.
     (c) Within thirty (30) days after the Effective Date, Purchaser may obtain, at Purchaser’s sole cost, state and local UCC searches, fixture searches, federal and state tax liens searches, local and federal litigation searches, judgment lien searches and bankruptcy searches with respect to Seller, Hearthstone and their Affiliates, each Facility and such other Persons as Purchaser deems appropriate in such jurisdictions as Purchaser deems necessary and appropriate (collectively, the “Search Reports”). A copy of each Search Report shall be promptly provided to Seller.
     (d) Purchaser and Seller agree as follows with respect to Reliance Letters and Environmental Reports:
          (i) No later than thirty (30) days after the Effective Date, Seller, at Seller’s sole cost and expense, shall use commercially reasonable efforts to deliver to Purchaser the Reliance Letters for each Facility except for the Remediation Sites.
          (ii) Seller, at Seller’s initial cost, shall order and cause to be delivered to Purchaser no later than thirty (30) days prior to the expiration of the Inspection Period, Phase I environmental site assessments with respect to each Facility for which Seller, despite its commercially reasonable efforts, is unable to obtain a Reliance Letter within thirty (30) days after the Effective Date. Upon invoice from Seller, Purchaser shall reimburse to Seller an amount equal to fifty percent (50%) of Seller’s cost for such Phase I environmental site assessments.
          (iii) Purchaser shall, at Purchaser’s sole cost, order within thirty (30) days after the Effective Date and use commercially reasonable efforts to obtain and to cause to be delivered to Seller within forty-five (45) days after the Effective Date, Phase I environmental site assessments with regard to the Facilities set forth on Schedule 2.3(d)(iii) (“Remediation Sites”), and Purchaser shall promptly provide a copy of each to Seller.
     (e) Within forty-five (45) days after the Effective Date, Purchaser, at Purchaser’s sole cost, may obtain the Zoning Reports and, upon receipt, shall promptly provide a copy of each to Seller.
     (f) Purchaser may deliver one or more notices (each a “Title Objection Notice”) to Seller specifying any lien, claim, encumbrance, restriction, covenant, condition, exception to title or any other matter (“Title Defects”): (i) that is evidenced by the Title Evidence or (ii) that first arises, or is first disclosed to Purchaser, subsequent to the delivery of the applicable item or other matter of Title Evidence to Purchaser, and that renders title or zoning unacceptable to Purchaser. Seller shall be obligated to advise Purchaser in writing (“Seller’s Cure Notice”) within five (5)

Business Days after Purchaser delivers any Title Objection Notice, which (if any) of the Title Defects specified in the applicable Title Objection Notice Seller is willing to cure (the “Seller’s Cure Items”).
          (i) If Seller delivers a Seller’s Cure Notice identifying any Seller’s Cure Items, Seller shall be obligated to cure and remove (by endorsement or otherwise, in form and substance reasonably acceptable to Purchaser) the Seller’s Cure Items prior to the Closing. In the event that Seller delivers a Seller’s Cure Notice identifying any Seller’s Cure Items, but Seller then fails to cure and remove (by endorsement or otherwise in form and substance reasonably acceptable to Purchaser) such Seller’s Cure Items prior to Closing, Purchaser may as its sole and exclusive remedies, elect (a) to terminate this Agreement by delivering written notice thereof to Seller prior to the Closing Date, in which event the provisions of Section 12.2(a) governing a permitted termination by Purchaser shall apply; or (b) to proceed to Closing with title and zoning to the Property and/or the Facilities as it then is, with the right to deduct from the Purchase Price a sum equal to the total amount necessary to cure and remove (by endorsement or otherwise, in form and substance reasonably acceptable to Purchaser) the Seller’s Cure Items.
          (ii) In the event that Seller fails to timely deliver a Seller’s Cure Notice, or in the event that a Seller’s Cure Notice (specifying Seller’s Cure Items) does not include all of the Title Defects specified in each Title Objection Notice, then Purchaser may as its sole and exclusive remedies, elect, by delivering written notice to Seller on or prior to the expiration of the Inspection Period, either (a) to terminate this Agreement in which event the provisions of Section 12.2(a) governing a permitted termination by Purchaser shall apply; or (b) to proceed to Closing, accepting title and zoning to the Property and/or the Facilities subject to those Title Defects not included in Seller’s Cure Notice. Failure to timely elect one of the foregoing shall be deemed an election of alternative (b) aforesaid.
Section 2.4 Facility Condition Reports. Purchaser shall use commercially reasonable efforts to obtain within forty-five (45) days after the Effective Date, at Purchaser’s cost, a Facility Condition Report with respect to each Facility and, upon receipt, promptly provide a copy of each Facility Condition Report to Seller. In the event any Facility Condition Report identifies any deferred maintenance or other matters requiring repair, remediation or other resolution (any such matter, a “Maintenance Deficiency”), Seller shall, at Purchaser’s written request and at Seller’s option, either (i) remedy prior to Closing all Maintenance Deficiencies requested by Purchaser within thirty (30) days after receipt of the applicable Facility Condition Report (or as soon as practicable thereafter, but in no event later than the expiration of the Inspection Period), at Purchaser’s expense (but subject to payment by Seller of the Maintenance Deficiency Amount Excess), or (ii) credit to Purchaser at Closing the Maintenance Deficiency Amount Excess (with the amount necessary to remedy any Maintenance Deficiency being reasonably determined by Purchaser’s third party professional).

Article 3
CONVEYANCE
Section 3.1 Assignment of NHP Lease. On the Closing Date, Seller shall sell, transfer and convey to Purchaser all of Seller’s right, title and interest in the NHP Lease, including any Escrow Amounts held under the NHP Lease.
Section 3.2 Transferred Personal Property. On the Closing Date, Seller shall sell, transfer and convey to Purchaser all of its right, title and interest in the following described assets (collectively, the “Transferred Personal Property”), and Purchaser, as of the Closing Date, shall purchase, receive and accept the same from Seller:
     (a) all Occupancy Agreements;
     (b) all consumable goods and supplies, including inventories of food, beverages, pharmaceuticals, medical supplies, linens, clothing or similar items utilized in connection with the operation and/or maintenance of the Facilities;
     (c) all trade names relating to the Facilities or Seller, including any and all right, title or interest of Seller in and to the names “Hearthstone,” “Carestone” and any variation thereof;
     (d) to the extent assignable or transferable under federal or state law, all healthcare and other operating licenses and permits applicable to the Facility, including, without limitation, elevator permits, food service permits and Assumed Permits, all of which are reflected on Schedules 4.1 and 5.2(bb);
     (e) all trademarks, service marks, logos and insignia, copyrights, trade secrets, telephone extensions, web addresses and domain names and registrations, and all other intellectual property, whether registered or unregistered, and goodwill, in each case used at the Facilities;
     (f) all marketing materials, policy and procedures manuals, and to the extent assignable or transferable under federal or state law, all books and records (including, without limitation, all Business Records) related to the Facilities;
     (g) to the extent assignable or transferable under federal or state law, all Certificates of Need or similar certificates related to a Facility;
     (h) to the extent assignable or transferable under federal or state law, all Provider Agreements, subject to and in compliance with any and all applicable governmental requirements and consents;
     (i) to the extent assignable or transferable, the lessee’s interest under the leases for any motor vehicles, copiers, and other leased equipment;
     (j) all Tenant Property (as that term is defined in Section 9.1 of the NHP Lease);

     (k) to the extent assignable or transferable, the interest, if any, of Seller in and to each and every bond, guaranty and warranty concerning the Facilities and the personal property, including any roofing, air conditioning, heating, elevator or other bond, guaranty and warranty relating to the construction, maintenance or replacement of the Facilities or any portion thereof;
     (l) the interest of Seller in and to all guaranties and warranties given to Seller that have not expired (either on a “claims made” or occurrence basis) in connection with the operation, construction, improvement, alteration or repair of the Facilities;
     (m) the Escrow Amounts (to the extent not covered by Section 3.1);
     (n) the Purchased Accounts Receivable; and
     (o) any other property used at the Facilities and not owned by NHP or any resident, including computers and computer-related hardware, software, data, and databases used at the Facilities, as well as all motor vehicles owned by Seller.
Section 3.3 Excluded Property. Notwithstanding anything to the contrary in Section 3.2, the following property (collectively, the “Excluded Property”) shall be excluded from this Agreement, and not be assigned or transferred to Purchaser:
     (a) all bank accounts, cash on hand or in bank accounts, cash equivalents, short-term notes receivable and unbilled costs and fees prior to the Closing Date (but this shall not include the Escrow Amounts or any amount specifically provided for in Article 10);
     (b) prepaid accounts, including utility deposits, which shall be returnable to Seller except as otherwise specifically provided for in Article 10;
     (c) refunds, rebates and dividends paid in respect of workers compensation or other insurance premiums paid by Seller relating to periods prior to the Closing Date;
     (d) refunds and additional recoveries by or payments attributable to or for the benefit of Seller from any Person for services, goods or supplies which were provided by such Person to Seller prior to the Closing Date;
     (e) all sums relating to Medicaid reimbursements attributed to periods prior to Closing;
     (f) except as is necessary to own, operate and maintain the Facilities, Seller’s financial books and records, organizational documents, minute books and other books and records relating to the maintenance and operations of Seller as a legal entity; and
     (g) all property of Long Horn and all property of Hearthstone and Manager not located at a Facility, provided that the exclusion in this Section 3.3 is not intended to modify the terms of Section 13.7.
Section 3.4 Assumption. Purchaser shall assume as of the Closing Date all of the rights and obligations of Seller (whether in Seller’s capacity as owner, permittee, licensee or lessee) under the Transferred Personal Property, including those items listed on Schedule 3.4, arising with respect to any period after the Closing Date, including, without limitation, the obligation to make all lease or rental payments due with respect to any period after the Closing Date. Except as otherwise set forth in this Agreement or any other transfer document, the Transferred Personal Property shall be conveyed by Seller as of the Closing Date, free and clear of all debt, liens and encumbrances AND WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY, HABITABILITY, SUITABILITY OR OTHER IMPLIED WARRANTY. In addition to the Transferred Personal Property, Seller hereby agrees to deliver to the Facilities (or not remove from the Facilities, if located there prior to the Closing Date), to the extent the following items are in the possession or commercially reasonable control of Seller, all Business Records relating to the Facilities, including, without limitation, all records, reports and correspondence related to all licenses and Permits related to the Facilities, including all health surveys, governmental agency reports, inspections, communications, correction plans and related matters since January 2004 and all operational policies and procedures and manuals, including without limitation all policies and procedures required by HIPAA and all training manuals and training materials. Seller shall have no obligation to deliver the Transferred Personal Property to any location other than the Facilities, it being understood and agreed that the presence as of the Closing Date of the Transferred Personal Property at the Facilities to which such Transferred Personal Property relates shall constitute delivery thereof.
Section 3.5 Occupancy Agreements. As of the Closing Date, Seller shall assign to Purchaser any and all right, title, and interest it may have as lessor in and to each residential or non-residential occupancy agreement (individually, each an “Occupancy Agreement” and collectively, the “Occupancy Agreements”) listed on the rent roll (“Rent Roll”) attached as Schedule 3.5 hereto. Purchaser shall assume any and all rights and obligations as lessor under each such Occupancy Agreement after the Closing Date. Purchaser, or Seller as required by law, agrees within all applicable state required notice periods to deliver to each resident or other tenant notice of the assignment of the Occupancy Agreements to Purchaser as of the Closing Date, which notice shall include the proper notice and rent payment address for Purchaser.
Section 3.6 Prepaid Expenses. As of the Closing Date and subject to proration in accordance with the provisions of Section 10.2 of this Agreement, Seller shall transfer and convey to Purchaser and Purchaser shall accept from, and reimburse to, Seller all of Seller’s respective right, title and interest in and to any prepaid expenses with respect to the Facilities (including, without limitation, the Escrow Amounts) that have an ongoing value to Purchaser.
Section 3.7 Service Contracts. As of the Closing Date, Seller shall assign and transfer to Purchaser all of the Assigned Contracts, but no other Service Contracts. As set forth in Section 2.2, Seller shall deliver to Purchaser, as part of the Documents, copies of all Service Contracts. As part of said delivery, Seller shall designate to Purchaser which Service Contracts do not meet the criteria set forth in either Section 1.1(e)(i) or Section 1.1(e)(ii) (those Service Contracts not meeting said criteria, the “Reviewed Service Contracts”); and which Service Contracts do meet said criteria (the “Non-reviewed Service Contracts”). Purchaser will review the Reviewed Service Contracts and will prepare and, no later than thirty (30) days after the initial receipt from Seller of the above referenced compiled group of Reviewed Service Contracts, deliver to Seller a list of which Reviewed Service Contracts Purchaser is willing to assume as of the Closing Date; this list, along with a list of the Non-reviewed Service Contracts, shall become Schedule 1.1(e)

of this Agreement. Notwithstanding the foregoing, in the event that Seller delivers to Purchaser a copy of a Reviewed Service Contract later than twenty (20) days after the initial receipt from Seller of such compiled group of Reviewed Service Contracts, Purchaser shall have no less than ten (10) days from receipt of such later Reviewed Service Contract to review such Reviewed Service Contract and to determine whether Purchaser is willing to assume such Reviewed Service Contract as of the Closing Date. As of the Closing Date, Purchaser shall assume the Assigned Contracts and all of the rights and obligations of Seller under the Assigned Contracts arising after the Closing Date. Seller, at Seller’s sole cost and expense, shall use commercially reasonable efforts to obtain any required consent, waiver or approval in connection with the assignment to and assumption by Purchaser of Seller’s interests under the Assigned Contracts. Nothing herein shall be construed as imposing any liability on Purchaser with respect to (i) any obligations under Assigned Contracts that relate to the period prior to the Closing Date, even if the same are not payable until after the Closing Date, (ii) any obligations under Assigned Contracts for which required consents have not been obtained, in which case such contracts are not Assigned Contracts, or (iii) any other Service Contracts that are not Assigned Contracts, it being agreed that Seller is responsible for termination of the same and payment of any sums due thereunder accruing through said termination date or otherwise discharging such Service Contracts (subsections (i) and (ii) collectively referred to as the “Seller Contract Liabilities”). Purchaser shall be responsible for complying with the terms of all Assigned Contracts after the Closing Date.
Section 3.8 Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, except for obligations relating to the period after the Closing Date under the Occupancy Agreements, NHP Lease, the Assigned Contracts and ad valorem taxes for the tax year in which the Closing occurs, Purchaser does not hereby agree to assume, pay, perform, satisfy or discharge any liability or obligation of Seller existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing prior to the Closing Date (the “Excluded Liabilities”) and Seller agrees to pay and satisfy when due all of the Excluded Liabilities. The term “Excluded Liabilities” shall include, without limitation, the following:
     (a) any liability or obligation of Seller or its Affiliates related to borrowed money, letters of credit, capital leases or installment purchases;
     (b) any liability or obligation of Seller or its Affiliates relating to amounts due, claimed or becoming due to any federal or state assistance programs or any other health care reimbursement or payment intermediary, including but not limited to, any recapture, adjustment, recoupment, overpayment, penalty, assessment or any other financial obligation or charge whatsoever, with respect to any period prior to the Closing Date;
     (c) any liability or obligation of Seller or its Affiliates relating to any assets related to the Facilities that are not transferred to Purchaser;
     (d) any and all other liability or obligation of Seller or its Affiliates incurred in connection with, or arising by reason of, their ownership or operation of the Facilities prior to the Closing Date;

     (e) any liability or obligation due or performable under the NHP Lease with respect to any matters or circumstances arising prior to the Closing Date;
     (f) the Seller Contract Liabilities;
     (g) any Environmental Liabilities; and
     (h) any amounts or obligations owing under the NHP Lease before the Closing Date, including the supplemental rent due under the NHP Lease through the Closing Date as well as the supplemental rent under the NHP Lease for the twelve (12) month period following the Closing Date (collectively “Supplemental Rent”).
Article 4
OPERATIONS TRANSFER
Section 4.1 Transfer of Permits. Seller, Hearthstone or Manager (as applicable) shall, at Purchaser’s cost, transfer and assign to Purchaser or its designee at Closing the Permits to be assumed by Purchaser (the “Assumed Permits”). As listed in Section 5.2(bb), Seller shall deliver to Purchaser Schedule 5.2(bb) which includes a list of all Permits, copies of which have been previously provided to Purchaser. Purchaser will review Schedule 5.2(bb) and will prepare, and no later than thirty (30) days after the Effective Date, deliver to Seller a list and description of the Assumed Permits, the transferor of the Assumed Permits and a list of the Government Authorities whose consent is required for such transfer. This list of Assumed Permits shall become Schedule 4.1. In addition, Seller shall reasonably assist Purchaser in its efforts to obtain any permits, licenses, approvals, or comparable consents from any Governmental Authority (including any Health Department) that are either a condition of the sale and transfer of the operation of the Facilities to Purchaser or necessary or advisable for Purchaser to obtain in connection with the ownership, use and operation, after the Closing Date, of the Facilities in the manner in which they are currently being operated (collectively, “Purchaser Permits”; together with the Assumed Permits, the “Operator Approvals”). At Closing, Seller shall, or shall cause Manager to, as applicable (i) transfer to Purchaser (a) the Assumed Permits at Purchaser’s cost, and (b) the Business Records at Seller’s cost, each pursuant to the Assignment; and (ii) cooperate in the issuance to, or receipt by, Purchaser of the Purchaser Permits for each Facility.
Section 4.2 Employees.
     (a) At least twenty (20) Business Days prior to the Closing Date, Seller shall deliver to Purchaser the last two payroll statements of Seller’s employees (excluding, for purposes of this Section 4.2(a), the Principals), which shall contain (i) the names of all employees of Seller, and (ii) such employees’ positions and rates of pay, together with an indication of the last pay increase for each applicable employee, which statements shall be complete and correct in all material respects. At all times prior to the Closing Date, Purchaser shall be given, to the extent allowed under applicable federal and state law, the right to review personnel files related to Seller’s employees (excluding medical and health records and information) and to make copies thereof. On the Closing Date, Seller shall deliver all of its personnel files from the Facilities to Purchaser to be maintained by Purchaser in accordance with Section 14.4.

     (b) Purchaser agrees that prior to Closing, for each Facility and subject to Purchaser’s normal employment screening process (i.e., background check, drug testing, etc.), Purchaser shall offer employment, on an at-will basis, to substantially all of Seller’s employees at such Facility. Purchaser shall have no obligation to tender offers of employment to any of Seller’s employees whose position is not related solely to a single facility, such as those employees of Seller who provide managerial oversight to more than one of the Facilities, any executive beyond the Facility director officer or executive director level or any of Seller’s employees who provide accounting services to Seller as a whole.
     (c) Prior to the Closing Date, Seller shall have terminated, or caused to be terminated (the “Termination”), the employment of all employees of Seller and Seller’s Affiliates except (i) the Transferred Employees who resign from Seller or its Affiliates prior to Closing and (ii) those required to be retained by Seller or Hearthstone in accordance with Section 4.2(f). Seller shall satisfy and remain liable for all Employee Liabilities relating to Transferred Employees that arise or accrue prior to the Closing Date and Seller shall pay, at a minimum, (1) payroll up to the Closing Date, (2) earned vacation pay, bonuses, commissions, severance pay, etc., and (3) all other remuneration and benefits of any kind owed to employees, including all contributions and premiums necessary to fund fully all benefits accrued prior to the Closing Date under each employee benefit plan, fund, or program that has been established, maintained, or contributed to by Seller.
          (i) Purchaser shall be responsible for all Transferred Employee Liabilities that arise or accrue after the Closing Date. Transferred Employees shall, for all purposes, be treated by Purchaser as newly hired employees of Purchaser.
          (ii) All liabilities and obligations to each individual that is entitled to continuation coverage under COBRA as a result of (A) a qualifying event or events that occurred prior to the Closing Date, or (B) as a result of the Termination, shall be the sole responsibility of Seller.
     (d) Seller hereby acknowledges and agrees that notwithstanding anything to the contrary herein, Seller shall be solely responsible for, and Purchaser shall not have any responsibility whatsoever for, any and all obligations, claims, costs, expenses, fees, damages and liabilities, whether now known or hereafter arising, relating or connected in any way whatsoever to any claims, threats of claims, complaints, lawsuits, proceedings, investigations or inquiries by or relating to any employee or applicant for employment or any resident or other tenant to the extent arising out of or connected with actions, events, statements, omissions or circumstances occurring or existing prior to the Closing Date.
     (e) Purchaser hereby acknowledges and agrees that notwithstanding anything to the contrary herein, Purchaser shall be solely responsible for, and Seller shall not have any responsibility whatsoever for, any and all obligations, claims, costs, expenses, fees, damages and liabilities, whether now known or hereafter arising, relating or connected in any way whatsoever to any claims, threats of claims, complaints, lawsuits, proceedings, investigations or inquiries by or relating to any employee or applicant for employment or any resident or other tenant to the extent arising out of or connected with actions, events, statements or omissions of Purchaser occurring after the Closing Date.

     (f) In order to assist Purchaser in an orderly transition of operation of the Facilities, Seller shall use commercially reasonable efforts (taking into account the availability of the Retention Bonuses) to retain those employees of Seller, Manager and/or Hearthstone to be listed on Schedule 4.2(f) during the Inspection Period for up to three (3) months at Hearthstone’s corporate office at 9595 Six Pines Drive, Suite 6300, The Woodlands, Texas 77380, to the extent and in the manner required to (i) produce Operating Statements and similar reports with respect to the Facilities, (ii) process all applicable payroll and related obligations and (iii) assist in the transition of the foregoing duties to Purchaser (collectively, “Seller’s Post-Closing Operations”).
          (i) Seller shall, in addition to providing to such employees all salaries, benefits similar to those currently provided and other forms of compensation currently provided by Seller, pay to such employees retention bonuses or similar compensation, including payroll taxes (“Retention Bonuses”) as may be required to induce Seller’s and/or Hearthstone’s accounting, payroll and supervisory staff to continue their employment after Closing in order to fulfill Seller’s Post-Closing Operations; provided however that the aggregate amount of all Retention Bonuses shall not exceed Three Hundred Thousand and No/100 Dollars ($300,000).
          (ii) Promptly upon receipt of Seller’s monthly invoice therefor, Purchaser shall reimburse Seller for all reasonable costs required for three (3) months of Seller’s Post-Closing Operations (the “Post-Closing Operations Expenses”), including compensation (except the Retention Bonuses) to such of Seller’s and/or Hearthstone’s accounting, payroll and supervisory personnel as are employed for the purpose of Seller’s Post-Closing Operations, rent, office supplies, utility and similar charges allocable to Seller’s Post-Closing Operations, and such other expenses related to operating the office consistent with past practices. Notwithstanding the foregoing, Seller shall either (i) deduct from any invoice to Purchaser for Post-Closing Operations Expenses or (ii) reimburse to Purchaser, any amount by which Three Hundred Thousand and No/100 Dollars ($300,000) exceeds the aggregate amount of Retention Bonuses paid by Seller.
          (iii) The parties acknowledge that Seller will commence the process to sublet Hearthstone’s corporate office space prior to Closing and, accordingly, such space cannot be assured.
          (iv) The provisions of this Section 4.2(f) shall survive the Closing.
Article 5
REPRESENTATIONS AND WARRANTIES
Section 5.1 Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:
     (a) Purchaser is a limited liability company validly existing and in good standing under the laws of its state of formation and has all requisite power to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby.
     (b) Purchaser is an Affiliate of Capital Senior Living Properties, Inc.

     (c) Capital Senior Living Properties, Inc. is a corporation duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite power to execute, deliver and perform its obligations under this Agreement.
     (d) This Agreement has been duly authorized, executed, and delivered by Purchaser and Capital Senior Living Properties, Inc. and constitutes the legal, valid, and binding obligation of such parties, and is enforceable against such parties in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     (e) No consent of any creditor, investor, judicial or administrative body, Health Department or other Governmental Authority, or other party to such execution, delivery or performance by Purchaser or Capital Senior Living Properties, Inc. is required except as set forth herein.
     (f) The execution, delivery, and performance of this Agreement by Purchaser and Capital Senior Living Properties, Inc. and the consummation by Purchaser of the transactions contemplated hereby will not violate or conflict with or constitute a default under any term of the organizational documents of Purchaser or Capital Senior Living Properties, Inc.
     (g) The execution, delivery, and performance of this Agreement will not conflict with or result in a breach of or default by Purchaser or Capital Senior Living Properties, Inc. under any material terms, condition, or provision of any order, writ, injunction, decree, contract, agreement or instrument to which Purchaser or Capital Senior Living Properties, Inc. is a party or subject, or by which it is bound.
     (h) Neither Purchaser nor any of its Affiliates has engaged in any conduct that has given or will give rise to any liability for any fee, compensation or reimbursement of expenses to any agent, finder or broker, either in the nature of a finder’s fee or otherwise, in connection with the transactions contemplated hereby.
Section 5.2 Seller’s Representations and Warranties. Seller, Hearthstone and Long Horn (but Long Horn only with regard to Section 5.2(a) and Section 5.2(kk)) each hereby represents and warrants to Purchaser as follows (with the understanding and agreement that the representations and warranties of each party constituting Seller set out below or otherwise in this Agreement is joint and several):
     (a) Each entity comprising Seller and Hearthstone is a limited partnership validly existing and in good standing under the laws of its state of formation and has all requisite partnership power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. Long Horn is an exempted Company with limited liability validly existing and in good standing under the laws of its state of formation and has all requisite exempted company power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby.

     (b) This Agreement has been duly authorized, executed, and delivered by Seller and Hearthstone, and constitutes the legal, valid, and binding obligation of Seller and Hearthstone and is enforceable against Seller and Hearthstone in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     (c) No consent of any creditor, investor, judicial or administrative body, Health Department or other Governmental Authority, or other party to such execution, delivery or performance by Seller or Hearthstone is required except as set forth herein.
     (d) The execution, delivery, and performance of this Agreement by Seller and Hearthstone and the consummation by Seller and Hearthstone of the transactions contemplated hereby will not violate or conflict with or constitute a default under any term of the organizational documents of Seller or Hearthstone.
     (e) Seller owns the Transferred Personal Property and the leasehold estates created by the NHP Lease. The Property, together with any property owned by NHP and leased to Seller pursuant to the NHP Lease, includes all property being used to operate the Facilities as assisted living and dementia care facilities. The Facilities are managed by Manager.
     (f) Except as set forth on Schedule 5.2(f), Seller has completed all repair and remediation of the Deferred Maintenance Items (as that term is defined in Section 8.2(b) of the NHP Lease) or any other items referenced by any so-called “structural” or “property condition” reports regarding any and all Facilities.
     (g) To the extent permitted under federal and state law, Seller has delivered or made available to Purchaser, or will do so within ten (10) Business Days after the Effective Date, true and complete copies of all of the Documents in its possession or reasonable control, and with respect to each Facility, such Documents as they relate to each Facility (taken as a whole) adequately reflect the operations of such Facility. Neither Seller nor Hearthstone has any knowledge that any of the Permits, Certificates of Need or Provider Agreements included in the Documents that were not prepared by Seller or its Affiliates contain any materially incorrect or materially misleading information.
     (h) Seller has satisfied all material requirements set forth in the NHP Lease, and neither Seller nor to Seller’s knowledge NHP is in default under the NHP Lease, provided that NHP provided notice of an alleged violation of Section 4.3 of the NHP Lease related to certain promissory notes made by each of the Principals dated June 23, 2006, which violation Seller and Hearthstone have denied. No set of circumstances exists which with the giving of notice or passage of time would constitute an Event of Default (as defined in the NHP Lease) by Seller or, to Seller’s knowledge, NHP, under the NHP Lease. The NHP Lease constitutes the valid and binding obligations of Seller and NHP and is enforceable according to its terms. There are no agreements between (i) Seller or any of Seller’s Affiliates and (ii) NHP or any of NHP’s Affiliates except as set forth in the NHP Lease.

     (i) To Seller’s knowledge, the Facilities or their use and operation are not currently in violation of any applicable Governmental Requirements, licenses, permits and authorizations (including the Permits and the Provider Agreements).
     (j) Neither Seller nor Hearthstone has received any written notice alleging that Seller, Hearthstone or Manager is in default under any of the Permits, Provider Agreements, or Certificates of Need, nor to Seller’s knowledge, does there exist a default (or any event or circumstance which with the giving of notice, passage of time or both would constitute a default) under any of the Permits, Provider Agreements or Certificates of Need. There are no material defaults by Seller or, to Seller’s knowledge, any other party under the Assigned Contracts, and each Assigned Contract is in full force and effect in accordance with its terms as of the Effective Date, as of any subsequent dates contemplated in Section 3.7 and as of the Closing Date.
     (k) Other than the Management Agreement, there are no contracts of any kind relating to the management, operation, maintenance or repair of the Facilities except for the Service Contracts or Provider Agreements. Each Provider Agreement is listed on Schedule 5.2(k) attached hereto.
     (l) To Seller’s knowledge, the Facilities contain no material structural defects or deficiencies and are in good order and repair, ordinary wear and tear excepted, and are free of insect and rodent infestation. To Seller’s knowledge, the roofs of the Facilities are free of leaks or other material defects, and all mechanical and utility systems servicing the Facilities (including, but not limited to, HVAC systems) are in good condition and proper working order (ordinary wear and tear excepted), free of material defects and are in compliance with all applicable laws and codes. To Seller’s knowledge, the Facilities are free of mold that violates any Governmental Requirement or is present in concentrations that are harmful to human health. To Seller’s knowledge, all of the Transferred Personal Property is in good condition, working order and repair, ordinary wear and tear excepted.
     (m) To Seller’s knowledge, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Facilities are installed and connected pursuant to valid permits; are adequate to service the Facilities; and are in good operating condition, ordinary wear and tear excepted. None of Seller, Manager or Hearthstone has received any written notice advising of or alleging the existence of any fact or condition that would or could result in the termination or impairment of the furnishing of service to the Facilities of water, sewer, gas, electric, telephone, drainage or other such utility services.
     (n) Except as disclosed on Schedule 5.2(n) attached hereto and made a part hereof, there are no pending or, to Seller’s knowledge, threatened, judicial, municipal or administrative proceedings affecting the Facilities, or in which Seller, Hearthstone or Manager is or will be a party by reason of Seller’s operation of the Facilities or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred at the Facilities or by reason of the condition, use of, or operations at, the Facilities, that would have a material adverse impact on the value or use of the Facilities, Seller’s leasehold estate pursuant to the NHP Lease or the Transferred Personal Property. No

attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Seller’s knowledge, threatened against Seller, Hearthstone or Manager nor are any of such proceedings contemplated by Seller, Hearthstone or Manager.
     (o) Seller now has in full force and effect the insurance coverages relating to each Facility described on Schedule 5.2(o) attached hereto and made a part hereof (the “Insurance Policies”). None of Seller, Hearthstone or Manager has received any written notice from any insurance carrier alleging any defects or inadequacies with respect to any Facility that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost of any or all of the Insurance Policies.
     (p) Financial Information.
          (i) To Seller’s knowledge, the Operating Statements and the Financial Statements delivered by Seller to Purchaser are accurate and complete copies thereof and represent all of the Operating Statements and Financial Statements (i) prepared by or on behalf of Seller in the conduct of its respective business with respect to the periods covered therein, and (ii) delivered to NHP in connection with the NHP Lease. The Operating Statements and the Financial Statements accurately set forth in all material respects the results of the operations of the Facilities for the periods covered. The Operating Statements and the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied during the periods described therein, and fairly present the financial condition and results from operations of the Facilities (except, in the case of unaudited financial statements, for the absence of footnotes and other disclosures required for a presentation in accordance with generally accepted accounting principles). There has been no material adverse change in the financial condition or operation of the Facilities since the periods covered by the Operating Statements and the Financial Statements.
          (ii) Since the effective date of the NHP Lease, Seller has operated the Facilities in the ordinary course, consistent with past practice, and Seller has not: (i) suffered any material adverse effect on the ownership and operation of any Facility; (ii) incurred, assumed or guaranteed any indebtedness for money borrowed, or incurred any liabilities or obligations other than (x) in the ordinary course of business and (y) debt or obligations to be discharged or assumed by Purchaser in connection with the Closing; (iii) entered into any transaction with any of their respective Affiliates, other than in the ordinary course of, and pursuant to the reasonable requirements of, the business at the Facilities and upon terms that are no less favorable than could be obtained in a comparable transaction with a Person who was not such an Affiliate; or (iv) agreed to, or made any commitment to, do any of the foregoing.
     (q) The use of each Facility, together with the ancillary uses thereto, are permitted under the applicable municipal zoning ordinances, or special exceptions, variances or conditional uses thereto, and the Facilities comply with all conditions, restrictions and requirements of such zoning ordinances and amendments thereto.
     (r) There is not now pending, and Seller agrees that it will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed),

institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of any Facility or any other relief for any tax year. There are no outstanding written agreements with attorneys or consultants with respect to real estate taxes that will be binding on Purchaser or any Facility after the Closing. Other than the amounts disclosed by the tax bills and those assessed for the current tax year, to Seller’s knowledge, no special assessments of any kind (special, bond or otherwise) are or have been levied against any Facility, or any portion thereof, that are outstanding or unpaid.
     (s) To Seller’s knowledge, each Facility is separately assessed for real estate tax purposes and separately zoned.
     (t) Operator Matters.
          (i) Seller has been issued and is in good standing with respect to any and all Permits from all applicable Governmental Authorities (including, but not limited to, any Health Department) necessary for the use, operation and maintenance of each Facility and the conduct of such Seller’s business therein. To Seller’s knowledge, Seller is not the subject of any investigation, proceeding or examination by any Health Department or other Governmental Authority, commission, board or agency concerning an actual or alleged violation of any laws, ordinances, rules, regulations or Permits. Seller agrees that prior to the Closing Date or earlier termination of this Agreement, the Permits (i) may not be, and have not been and will not be, transferred to any location other than the Facilities; (ii) except for obligations under the NHP Lease, are not and will not be pledged as collateral security for any loan or indebtedness that will not be released at Closing; (iii) are held and will remain free from restrictions or known conflicts which would materially impair the use or operation of the Facilities; and (iv) are not provisional, probationary or restricted in any way.
          (ii) Except as set forth on Schedule 5.2(t)(ii), neither Seller nor Manager is involved in any litigation, proceeding, or to Seller’s knowledge investigation (by or with any person, resident, Health Department or Governmental Authority), nor does Seller have any knowledge of any claim or threatened litigation, proceeding or investigation, that would have a material adverse impact on the value or use of the Facilities, Seller’s leasehold estate pursuant to the NHP Lease or the Transferred Personal Property. To Seller’s knowledge, other than regularly scheduled audits and reviews, no validation review, peer review or program integrity review related to any Facility or Seller has been conducted by any entity, commission, board or agency in connection with the Medicare, Medicaid, Medicaid waiver or any other federal or state health program, and to Seller’s knowledge, no such reviews are scheduled, pending or threatened against or affecting any Facility or Seller.
          (iii) To Seller’s knowledge, with respect to each Facility, the Permits and Provider Agreements represent all of the licenses, Permits, approvals and Provider Agreements necessary to operate the Facilities as assisted living or dementia care facilities.
          (iv) Seller has delivered to Purchaser accurate and complete copies of all Operator Reports for the last three (3) years. The Operator Reports are accurate in all material respects. All material reports, documents and notices required to be filed, maintained or furnished by Seller to any governmental agency with respect to all of the Facilities have been so filed, maintained or furnished. Except as disclosed on Schedule 5.2(t)(iv), there are no defects or deficiencies to or with respect to any Facility or Provider Agreement cited in any survey or cost report provided, submitted or made by or to any Governmental Authority under Medicaid, any Third Party Payor Program or any law, ordinance, rule or regulation that remain uncured.
          (v) No notice of any violation issued by a Governmental Authority has been received by Seller that would, directly or indirectly, or with the passage of time:
               (A) impact Seller’s ability to accept and/or retain patients and/or residents at a Facility for assisted living or dementia care;
               (B) have a material adverse effect on Seller’s ability to operate the Facilities for assisted living or dementia care or result in the imposition of a fine or sanction; or
               (C) modify, limit or annul or result in the transfer, suspension, or revocation or imposition of probationary use of any of the Permits.
          (vi) Except as disclosed on Schedule 5.2(t)(vi), no Facility has received a “Level A” (or equivalent) violation under Medicaid, as applicable, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Facility or Seller, or against any officer or director of Seller by any Governmental Authority during the last three calendar years, and there have been no violations over the past three years which would threaten any Facility or Seller’s certification for participation in Medicaid or any other Third Party Payor Programs, including Medicaid waiver program contracts.
          (vii) There are no current, pending or outstanding or to Seller’s knowledge, threatened Medicaid, Medicaid waiver or Third Party Payor Programs reimbursement audits or appeals pending at any Facility.
          (viii) To Seller’s knowledge, there are no current or pending Medicaid, Medicaid waiver or Third Party Payor Programs’ recoupment efforts with respect to any Facility. Seller is not a participant in any federal program whereby any governmental agency may have the right to recover funds by reason of the advance of federal funds; provided that this sentence is not intended to apply to Medicaid.
          (ix) There are no Provider Agreements held by or issued to Seller or the Facilities under which the Facilities are eligible to receive payment under Medicare.
          (x) Except as set forth in Schedule 5.2(t)(x), since January 1, 2007, no state or federal regulatory agency with jurisdiction over any Facility has: (i) made a substandard quality of care determination regarding such Facility; (ii) made a determination that such Facility is not in substantial compliance with any applicable regulatory requirements; (iii) designated any portion of such Facility or the entirety of such Facility as part of a “poor performing chain”; or (iv) taken adverse regulatory action with respect to such Facility including, without limitation, the imposing of civil money penalties and no such action set forth in (i)-(iv) above are pending.
          (xi) If and to the extent required, Seller has assessed residents of the Facilities in accordance with all Governmental Requirements related to assisted living home care providers, dementia care, home and community-based waivered services (if applicable), as well as other Governmental Requirements and has determined that all residents of the Facilities have been appropriately assessed to live at the Facilities as of the Effective Date; provided that Purchaser acknowledges that even though a resident has been assessed, such resident’s condition may change over time, which will require another assessment. Seller agrees that it will comply with all Governmental Requirements in re-assessing such residents.
          (xii) Seller has not provided residential nursing care or skilled living facility care or administered medications within the meaning of Governmental Requirements regulating the operation of nursing home or skilled nursing facilities so as to cause a Material Adverse Effect.
          (xiii) To Seller’s knowledge, there are no waivers, exemptions, or exceptions of Governmental Requirements relating to the operation of the Facilities that will cease to apply as a result of the transfer to Purchaser which are material.
          (xiv) To Seller’s knowledge, Seller, Manager, Hearthstone, their officers, directors and employees, and Persons who provide services under agreements with Seller or the Facilities have been and are in material compliance with the federal Medicaid statutes, state laws and regulations relating to licensure of the Facilities and contracting to participate in the Medicaid program and applicable Medicaid waiver programs, 42 U.S.C. §§ 1320a-7(a), 1320a-7b and 1395nn, as amended, and the regulations promulgated thereunder or any applicable state and local statutes and regulations and rules of professional conduct, and have not within the six (6) year period ending on the Closing Date, such that such actions or inactions, individually or in the aggregate, would have a Material Adverse Effect:
               (A) knowingly and willfully made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment;
               (B) knowingly and willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
               (C) presented or caused to be presented a claim for reimbursement for services under Medicaid, a Medicaid waiver program, or other state or federal healthcare programs that is for an item or service that is known to be (a) not provided as claimed, or (b) false or fraudulent;
               (D) failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure such benefit or payment;
               (E) knowingly and willfully illegally offered, paid, solicited or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicaid or any other state or federal healthcare programs, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicaid or any other state or federal healthcare programs;
               (F) knowingly made a payment, directly or indirectly, to a physician as an inducement to reduce or limit services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicaid or any other state or federal healthcare programs;
               (G) provided to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a hospital in-patient from the hospital;
               (H) knowingly and willfully made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a Facility in order that such Facility may qualify for Medicaid or other state or federal healthcare program certification, or (ii) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a-3);
               (I) knowingly and willfully charged (i) for any Medicaid, or Medicaid waiver program service, money or other consideration at a rate in excess of the rates established by the state or federal government, as applicable, or (ii) for services covered (in whole or in part) by Medicaid, or any Medicaid waiver program, charged, solicited, accepted or received, in addition to amounts paid by Medicaid, or such waiver program, any gift, money, donation or other consideration (other than a charitable, religious or philanthropic contribution from an organization or from a person unrelated to the patient) (a) as a precondition of treating the patient, or (b) as a requirement for the patient’s continued treatment;
               (J) had or has any “financial relationship” with any “referring physician” or an immediate family member of such physician, within the meaning of those terms under 42 U.S.C. § 1395nn; or
               (K) contracted with or employed any person or entity excluded from participation in Medicaid or any other state or federal healthcare programs.
     (u) As of the Effective Date, Schedule 5.2(u) attached hereto is a complete list of any material complaints or claims of harassment, neglect or wrongdoing of any kind made to Seller or Hearthstone by or against any resident or employee of Seller or Hearthstone within the preceding twelve (12) month period.
     (v) Seller is not, and never has been, a party to any collective bargaining agreement or other arrangement with any union covering any of its employees with respect to the Facilities. To Seller’s knowledge, there is no material dispute between Seller and any of Seller’s employees related to compensation, severance pay, vacation or pension benefits or discrimination.
     (w) Seller has complied in all material respects with all applicable Governmental Requirements relating to employment, wages, hours, equal employment opportunity, collective bargaining, pension, welfare and benefit plans (including ERISA), safety, health and the payment of social security, employment, workers’ compensation, disability and payment and withholding of taxes, and Seller is not liable or in arrears with respect to any of such taxes.
     (x) Except as set forth on Schedule 5.2(x), Seller does not maintain, sponsor or contribute to, nor has Seller ever maintained, sponsored or been obligated to contribute to, within the last six years, any “employee benefit plan” which is subject to Title IV of ERISA and Section 412 of the Code. A favorable determination letter or opinion letter has been issued by the Internal Revenue Service for each employee pension benefit plan that is sponsored by Seller, Manager or Hearthstone and that is intended to be qualified under Section 401(a) of the Code. None of Seller, Manager, Hearthstone or any trade or business (whether or not incorporated) that is under common control, or that is treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code (each an “ERISA Affiliate”) maintains retiree life or retiree health insurance plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA and that provide for continuing benefits or coverage of any participant or any beneficiary of a participant except as may be required under COBRA, or at the sole expense of the participant or any participant’s beneficiary. Each Seller and any ERISA Affiliate that maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of COBRA.
     (y) Within the period of ninety (90) days before the Effective Date, Seller has not (i) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown would have resulted in an employment loss during any thirty- (30-) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (ii) had a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees. The terms “single site of employment,” “operating unit,” “employment loss” and “mass layoff” shall be defined as in the WARN Act.
     (z) Seller is a “United States Person” within the meaning of the Code.
     (aa) Except as set forth on Schedule 5.2(aa), the assignment of Seller’s interest under the NHP Lease and the sale of the Property to Purchaser hereunder is not subject to compliance with bulk sales requirements under the law of the state in which any Facility is located.
     (bb) Seller has not received written notice alleging any material violation of any Permits, and, to Seller’s knowledge, Seller is not in material violation of any Permits. To Seller’s knowledge, Schedule 5.2(bb) contains an accurate and complete list of (i) all Permits, (ii) the parties to whom the same have been issued and (iii) the parties who issue such Permits.
     (cc) None of Seller, Manager or Hearthstone has received any written notice advising it of any pending or threatened condemnation or other governmental taking proceedings affecting all or any part of any Facility.
     (dd) Except for this Agreement and any documents anticipated to be entered into in connection with this Agreement, neither Seller nor any Seller Affiliate or representative is party to, or is engaged in any negotiations with respect to, any agreement, arrangement or understanding (formal or informal, conditional or otherwise) for the sale, financing, transfer, assignment or conveyance of all or any portion of (i) the Transferred Personal Property, (ii) Seller (or any assets of Seller other than in the ordinary course), or (iii) Seller’s interest in the NHP Lease.
     (ee) Environmental Matters. Except as described on Schedule 5.2(ee) attached hereto (“Environmental Deficiencies”):
          (i) The Facilities have been and continue to be operated in material compliance with all Environmental Laws. There have been no past claims, complaints, notices, correspondence or requests for information received by Seller or any of Seller’s Affiliates with respect to any violation or alleged violation of any Environmental Law, any releases of Hazardous Substances or with respect to any corrective or remedial action for or cleanup of the Facilities or any portion thereof. All prior environmental deficiencies known to Seller have been completely remedied, and Seller has received applicable notice from Governmental Authorities that all environmental deficiencies have been remediated so as to conform to all Environmental Laws; no further remediation is required.
          (ii) Neither Seller nor any of Seller’s Affiliates has transported, disposed of or treated, or arranged for the transportation, disposal or treatment of, any Hazardous Substances to or from any Facility in violation of applicable law. No oral or written notification of a release or discharge of a Hazardous Substance has been filed by or on behalf of, or received by, Seller or any of Seller’s Affiliates with respect to any Facility and no Facility is listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.
          (iii) There are no underground storage tanks at, in, under or about any Facility. Seller has not removed any underground storage from any Facility.
          (iv) No asbestos, polychlorinated biphenyls or urea formaldehyde is or has been present at any Facility, nor have any of the foregoing been removed by Seller from any Facility.
          (v) There are no environmental liens on all or any portion of any Facility, and no governmental actions have been taken or are in process that could subject any portion of any Facility to such liens.
          (vi) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Authority or other person with respect to any actual or alleged violation by Seller or any of Seller’s Affiliates of any Environmental Law in connection with any Facility or the conduct of business thereon.
          (vii) The existing Environmental Reports for each Facility except for the Remediation Sites were issued no more than twenty-one months prior to the Effective Date.
     (ff) There are no Security Deposits with respect to any resident or other tenant of any Facility.

     (gg) As of the Effective Date, the Rent Roll is complete and accurate in all material respects, reflects all Occupancy Agreements applicable to the Facilities. As of the Effective Date, there are no defaults by Seller or, to Seller’s knowledge, by any resident or other tenant under any Occupancy Agreement except for failure to pay rent in a timely manner as reflected on the accounts receivable aging schedule and as disclosed on Schedule 5.2(gg) hereto, and there are no resident trust funds (nor any tangible personal property of any resident or other tenant held by Seller; provided that the personal property of any resident or other tenant located within the premises occupied by such resident or other tenant shall not be deemed to be held by Seller). Each of the residential Occupancy Agreements listed on the Rent Roll is on commercially reasonable terms and otherwise meets the following standards:
          (i) is freely assignable by Seller;
          (ii) does not provide for services to any resident for “the remainder of such resident’s life”;
          (iii) does not contain any type of rate lock or other non-typical provision or any rate guaranty for more than two (2) calendar years, except for those Occupancy Agreements listed on Schedule 5.2(gg)(iii), to be attached hereto by Seller within thirty (30) days after the Effective Date;
          (iv) does not provide for any waiver other than for an introductory period not to exceed two (2) months;
          (v) does not allow for collection or payment of rent for more than one (1) month in advance, other than an amount equal to not more than two (2) months rent collected and held by the lessor as security for the performance of residents’ obligations;
          (vi) is accurately reflected in the accounting records for the relevant Facility;
          (vii) is on a form substantially similar to one of the forms attached hereto as Exhibit G hereto with no material modifications, amendments, addendums or supplemental agreements; and
          (viii) does not have a term in excess of two (2) years.
     (hh) Seller and any of Seller’s Affiliates that have or will have an interest in the transactions contemplated by this Agreement or in any property that is the subject matter of this Agreement or will participate, in any manner whatsoever, in the transactions contemplated herein, are not now, and never have been designated as Specially Designated Nationals by the U.S. Treasury Department.
     (ii) Neither Seller, Hearthstone nor any of their Affiliates has dealt with any brokers or finders in connection with this transaction, except Seller’s Broker.
     (jj) As of the Effective Date, the representations and warranties in this Section 5.2 which are expressly limited to “Seller’s knowledge” or similar terminology shall be limited to the current actual knowledge of Principals. Notwithstanding the foregoing, from and after the date which is thirty (30) days after the Effective Date, the representations and warranties in this Section 5.2 which are expressly limited to “Seller’s knowledge” or similar terminology shall be limited to the current actual knowledge of (i) Principals, (ii) Hearthstone’s general counsel, and (iii) all regional managers responsible for the supervision of operations at the Facilities and Seller shall inform Purchaser in writing on or before the date which is thirty (30) days after the Effective Date of any exceptions to the representations and warranties in this Section 5.2 which are limited to “Seller’s knowledge” or similar terminology that are known to such expanded group of Persons covered by “Seller’s knowledge” or similar terminology and such exceptions to the representations and warranties, if any, shall not constitute a breach or default under the Agreement by Seller or Hearthstone. The recertification required in Seller Bringdown Certificate shall be limited to the then current actual knowledge of all Persons referenced in (i) through (iii) above.
     (kk) As of the Effective Date, (x) the Long Horn Assets aggregate approximately One Million Nine Hundred Thousand and No/100 Dollars ($1,900,000), (y) the Long Horn Required Reserves are approximately Six Hundred Thousand and No/100 Dollars ($600,000), and (z) the Long Horn Excess Reserves is approximately One Million Three Hundred Thousand and No/100 Dollars ($1,300,000).
Section 5.3 Survival. Except as otherwise expressly stated, all representations and warranties of Purchaser and Seller set forth in this Agreement shall survive the Closing Date for a period of two (2) years and shall not merge into any instrument of conveyance.
Article 6
COVENANTS OF SELLER, HEARTHSTONE AND LONG HORN
Section 6.1 New Service Contracts and Other Agreements. Neither Seller nor Hearthstone shall amend any existing Service Contract or enter into any new Service Contract, lease, license, management agreement or other agreement with respect to the ownership and operation of any Facility that is not terminable on thirty (30) days notice, or that would otherwise affect the use, operation or enjoyment of any Facility after Closing, without Purchaser’s prior written approval (which approval may not be unreasonably withheld or delayed and shall be deemed given if Purchaser’s written disapproval is not delivered to Seller within five (5) Business Days following Seller’s or Hearthstone’s written request for such approval); provided, however, Seller may execute new Occupancy Agreements with residents if any such agreement is on a form substantially similar to those attached hereto on Exhibit G.
Section 6.2 Insurance. The Insurance Policies shall remain continuously in force through and including the Closing Date.
Section 6.3 Operation of Property. Seller and Hearthstone shall operate and manage the Facilities in substantially the same manner in which they are being operated as of the Effective Date, maintaining present services; and shall maintain the Facilities in their same repair and working order, ordinary wear and tear excepted; shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Facilities in substantially the same manner in which they are being operated as of the Effective

Date; and shall perform, when due, all of Seller’s and Hearthstone’s (i) obligations under the Permits, and (ii) material obligations under the Service Contracts and other agreements relating to the Facilities and otherwise in accordance with applicable Governmental Requirements affecting the Facilities. Seller and Hearthstone shall maintain the Permits in good standing and comply with all of their obligations thereunder. None of the Transferred Personal Property, fixtures or inventory shall be removed from the Facilities unless replaced by personal property, fixtures or inventory of equal or greater utility and value. Neither Seller nor Hearthstone shall make any alterations to the Facilities, which alterations are not in the ordinary course of business and consistent with past practices, without obtaining Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed.
Section 6.4 Change in Conditions. Seller and Hearthstone shall, to the extent Seller or Hearthstone obtains knowledge thereof, promptly notify Purchaser of any change in any condition with respect to any Facility or the Property (ordinary wear and tear excepted), or of the occurrence of any event or circumstance, that makes any representation or warranty of Seller or Hearthstone to Purchaser under this Agreement untrue or misleading, or any covenant of Seller or Hearthstone under this Agreement incapable or less likely to be performed, or any condition precedent incapable or less likely to be satisfied. Promptly, and in any event within five (5) Business Days, after its receipt, delivery, filing or preparation, as the case may be, Seller or Hearthstone shall deliver to Purchaser true and complete copies of: (i) any Operator Reports received or prepared by Seller or Hearthstone; (ii) any reports, filings, applications, or petitions made by Seller or Hearthstone to any Governmental Authority (including any Health Departments) with respect to any Facility; (iii) any material written correspondence or notices to or from Seller or Hearthstone or any Governmental Authority (including any Health Departments) with respect to any Facility; and (iv) any other document, information, material, notice or comparable report or item that constitutes a Document but either did not exist, was not discovered or was not in Seller’s or Hearthstone’s possession or reasonable control as of the Effective Date.
Section 6.5 SEC Requirements. Upon Purchaser’s request, before Closing and for a period of three (3) years after Closing, Seller and Hearthstone shall make the Operating Statements, the Financial Statements and any underlying financial data associated therewith available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants at Purchaser’s expense. Without limiting the generality of this Section 6.5, Purchaser currently anticipates that Purchaser will request Seller to engage, and in the event of such request Seller will engage, at Purchaser’s sole cost and expense, Hearthstone’s existing independent accountants to audit Hearthstone and its Affiliates for the year ending December 31, 2007 (requesting that such audit be complete no later than March 15, 2008) and to provide other accounting services related to other periods as Purchaser may request and Seller and Hearthstone will cooperate with such audits and other accounting services as provided in this Section 6.5. Seller and Hearthstone shall provide Purchaser, at Purchaser’s expense, with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller or Hearthstone, to facilitate Capital Senior Living Corporation’s filing of a registration statement, a Form 8-K or any other securities filing, if, as and when such other securities filing may be required by the Securities and Exchange Commission. Without limitation of the foregoing, Purchaser or its designated independent or other accountants may audit the Operating Statements and the Financial Statements as may be required for any such filing, and Seller or Hearthstone shall supply such documentation in their possession or control as Purchaser or such accountants may reasonably request in order to complete such audit, and Seller and Hearthstone shall execute any representation letter for pre-Closing periods reasonably requested by Purchaser.
Section 6.6 Notices and Consents. Seller and Hearthstone shall cooperate with Purchaser, at Purchaser’s cost, to (i) obtain such consents, approvals and permits from Governmental Authorities (“Transfer Approvals”); and (ii) file and submit such petitions, notices and applications (“Transfer Notices”) as are necessary or advisable (i) to obtain the Operator Approvals, and (ii) as a condition to assignment of the NHP Lease to Purchaser and the sale, transfer and conveyance of the Transferred Personal Property by Seller to Purchaser.
Section 6.7 Termination of Service Contracts; Permits. Seller or Hearthstone shall, at Seller’s cost, terminate or otherwise discharge any and all Service Contracts which are not Assigned Contracts. Notwithstanding anything contained herein to the contrary, Purchaser shall not assume and accept any Permits other than the Assumed Permits.
Section 6.8 No Conveyance. Prior to Closing or the earlier termination of this Agreement, neither Seller, Hearthstone nor any of their respective Affiliates, agents, representatives, brokers or employees, shall: (i) sell, transfer, convey, alienate, assign, hypothecate, finance, encumber or otherwise dispose of directly or indirectly, all or any portion of (w) any Facility or any interest, easement or right of way therein, (x) the Transferred Personal Property, (y) any interest in the NHP Lease or (z) Seller, Hearthstone or any of their Affiliates (or any assets of Seller or Hearthstone other than in the ordinary course); or (ii) solicit, negotiate, entertain proposal for, or execute and enter into any agreement, arrangement, letter of intent or understanding (formal or informal, conditional or otherwise) for the sale, transfer, conveyance, assignment or financing of anything described in sub-sections (i)(w) – (i)(z) to any Person.
Section 6.9 Management Agreement. Seller shall terminate the Management Agreement at or prior to the Closing.
Section 6.10 Non-Competition. Hearthstone Group hereby covenants and agrees that (i) for a period of one (1) year following the Closing Date, none of the Hearthstone Group or any of their Affiliates shall operate, own, manage, develop, participate in or otherwise receive revenues from any other business providing assisted living and dementia care services within a five (5) mile radius of any Facility; provided, however, that nothing contained in subsection (i) above shall prohibit any of the Principals from becoming an officer (but not a director), employee and/or less than ten percent (10%) beneficial owner of any other business providing assisted living and dementia care services within a five mile radius of any Facility; (ii) for a period of two (2) years following the Closing Date, none of the Hearthstone Group or any of their Affiliates shall recommend or solicit the removal or transfer of any resident or patient from any Facility to any other nursing, healthcare, senior housing or retirement housing facility or divert actual residents, patients or care activities of the Facilities to any other facilities owned or operated by the Hearthstone Group or any of their Affiliates or from which they receive any type of referral fees or other compensation for transfers; and (iii) for a period of two (2) years following the Closing Date, except for administrative and accounting personnel employed by Hearthstone at its headquarters, none of the Hearthstone Group or any of their Affiliates shall employ for other businesses any personnel working on or in connection with any portion of the business of any

Facility. Additionally, Timothy Hekker covenants and agrees that for a period of two (2) years from the Closing Date, neither he nor his Affiliates shall break ground on any proposed development of any facility that would provide assisted living and dementia care services within a five (5) mile radius of any Facility; provided, however, that nothing contained in this sentence shall prohibit Mr. Hekker from becoming an officer (but not a director), employee and/or less than ten percent (10%) beneficial owner of any other business developing any facility that would provide assisted living and dementia care services within a five (5) mile radius of any Facility.
Section 6.11 Money Laundering Notification. In the event Seller or Hearthstone receives any notice that any Principal, Seller, Hearthstone or any of their beneficial owners or Affiliates or participants was indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller or Hearthstone shall immediately notify Purchaser.
Section 6.12 Supplemental Rent. Seller shall pay to NHP at the Closing the Supplemental Rent, which shall be approximately Three Million and No/100 Dollars depending on the date set for the Closing Date, subject to a release from NHP and Purchaser with respect to any rent going forward.
Section 6.13 HIPAA Compliance. No less than ten (10) Business Days prior to the expiration of the Inspection Period, Seller shall deliver to Purchaser satisfactory evidence that Seller and all of the Facilities required to comply with HIPAA will comply with HIPAA in all material respects.
Section 6.14 Accuracy of Documents. Seller and Hearthstone shall immediately notify Purchaser in writing of any information received which would indicate that any Permits, Certificates of Need or Provider Agreements which were not prepared by Seller or its Affiliates contain any materially incorrect or misleading information.
Section 6.15 Survival of Covenants. Unless otherwise set forth herein, all covenants made in this Agreement by Seller, Hearthstone, Principals or Long Horn shall survive the Closing for a period of two (2) years and shall not be merged into any instrument of conveyance delivered at Closing.
Article 7
PURCHASER’S COVENANTS
Section 7.1 Residents; Resident Records. After the Closing Date, Purchaser shall be solely responsible for caring for the residents of the Facilities in accordance with the Occupancy Agreements and in accordance with law. Purchaser understands that Seller’s resident records are being transferred hereunder to Purchaser subject to the requirements of applicable law. Purchaser agrees to maintain such patient and resident records for the requisite period prescribed by law, including any and all applicable federal and state regulations. In addition, subject to the requirements of applicable law, Purchaser agrees to allow Seller, or Seller’s agents or representatives upon no less than three (3) Business Days prior written notice to Purchaser and at Seller’s sole cost and expense, to examine from time to time such records relating to the period of

Seller’s operation of the Facilities, to promptly cooperate with Seller, Seller’s agents or representatives in their examination or review of such records, and to permit Seller to obtain copies thereof.
Section 7.2 NHP Security Deposit. At Closing, Purchaser shall comply with the security deposit requirements under Section 4.1 of the NHP Lease so that Seller’s letters of credit can be returned to Seller at Closing.
Section 7.3 Survival of Purchaser Covenants. Unless otherwise set forth herein, all covenants made in this Agreement by Purchaser shall survive the Closing for a period of two (2) years and shall not be merged into any instrument of conveyance delivered at Closing.
Article 8
CONDITIONS PRECEDENT
Section 8.1 Conditions Precedent to Purchaser’s Obligation to Close. The obligations of Purchaser to effect the Closing are subject to the satisfaction (or waiver by Purchaser) of the following conditions:
     (a) All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as if made at and as of the Closing.
     (b) Purchaser, Seller, Hearthstone and NHP shall have entered into an agreement reasonably satisfactory to the parties whereby (i) Purchaser shall assume the obligations of Seller under the NHP Lease, as modified, (ii) the NHP Lease is modified to include the terms set forth in the latest version (NHP’s version eleven (11)) of the Conditional Consent to Assignment of Leases from NHP, and (iii) Seller and NHP shall have agreed to the amount of the Supplemental Rent that Seller shall pay to NHP on the Closing Date.
     (c) Neither Seller nor Hearthstone shall be in material breach of the covenants contained in Article 6 hereof.
     (d) Purchaser shall have received each of the agreements, instruments and other deliveries set forth in Section 9.2.
     (e) The physical condition of each Facility shall be substantially the same on the Closing Date as on the Effective Date, ordinary wear and tear excepted, unless the alteration of said physical condition is the result of Damage and/or Eminent Domain Event (as such terms are defined in Article 11 hereof) or as otherwise permitted by Section 2.4 or Section 6.3.
     (f) The Title Company shall have irrevocably committed to issue the Title Policy to Purchaser at Closing insuring Purchaser as the owner of the leasehold estates created by the NHP Lease, with all standard and general printed exceptions deleted (to the extent permissible in the respective states in which the Facilities are located) so as to afford full “extended form coverage,” which Title Policy shall further include those endorsements reasonably requested by

Purchaser and to the extent available in the jurisdictions in which the respective Facilities are located.
     (g) Following Purchaser’s commercially reasonable efforts, Purchaser shall have obtained and/or been issued all Operator Approvals from Governmental Authorities that are either a condition of the transfer of the Facilities to Purchaser or necessary for Purchaser to obtain in connection with the use, operation and ownership of the Facilities from and after Closing as assisted living or dementia care facilities, and all Operator Approvals shall be reasonably satisfactory to Purchaser.
     (h) Prior to the Closing Date, Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of (x) the termination of the Management Agreement and any other management agreements, (y) the termination of leases and occupancy agreements (other than the Occupancy Agreements) affecting the Facilities, and (z) the termination or other discharge of all Service Contracts which are not Assigned Contracts, such that there exists no surviving liability or obligation that could accrue to Purchaser thereunder.
     (i) Seller shall have complied with all of its obligations set forth in Section 2.4 with regard to any Maintenance Deficiency.
     (j) No Environmental Report relating to any of the Remediation Sites, or any Facility for which Seller obtained a Phase I environmental site assessment pursuant to Section 2.3(d)(ii), shall indicate the presence of any Environmental Deficiencies which have not been remediated by Seller or recommend the preparation of any further Environmental Reports except to the extent that Seller has contracted to remediate at Seller’s expense.
     (k) To the extent obtained and if Purchaser has asked Seller to cure, no Zoning Report relating to one or more of the Facilities shall indicate a violation of any municipal zoning code or ordinance or similar Governmental Requirement which has not been cured by Seller prior to the Closing Date or cannot be cured without a material adverse effect on the operations of the Facilities by Purchaser as assisted living and dementia care facilities after the Closing Date except to the extent that Seller has contracted to cure such violation at Seller’s expense.
Section 8.2 Conditions Precedent to Seller’s Obligation to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver) of the following conditions:
     (a) All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as if made at and as of the Closing.
     (b) Purchaser, Seller, Hearthstone and NHP shall have entered into an agreement reasonably satisfactory to the parties whereby (i) Purchaser shall assume the obligations of Seller under the NHP Lease, as modified, and (ii) NHP shall release Seller and Guarantor from any further obligations under the NHP Lease.
     (c) Purchaser shall not be in material breach of the covenants contained in Article 7.

     (d) Seller shall have received each of the agreements, instruments and other deliveries set forth in Section 9.3.
Section 8.3 Waiver. Purchaser or Seller may waive any particular condition to its respective obligations hereunder by written notice thereof to the other party. Such waiver of any particular condition shall not constitute the waiver of any other condition.
Article 9
CLOSING
Section 9.1 Closing. The purchase and sale contemplated herein shall be consummated at the Closing to take place by mail or overnight delivery at the offices of the Title Company. The Closing shall occur on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject, however, to the terms and conditions of Section 10.2 below.
Section 9.2 Seller’s Closing Deliveries. Prior to the Closing Date, Seller shall deliver or cause to be delivered to Title Company to hold in escrow for Purchaser pending Closing:
     (a) The Seller Bringdown Certificate;
     (b) The Assignment;
     (c) Evidence of a valid and existing tail coverage Insurance Policy issued by Long Horn, which policy shall provide tail coverage for two (2) years after the Closing Date on all general liability and professional liability Insurance Policies to provide continuing equivalent insurance coverage for events occurring prior to the Closing Date. Seller shall provide to Purchaser the form of the tail coverage Insurance Policy from Long Horn at least twenty (20) days prior to the Closing Date. Seller shall be responsible to pay any deductible amounts related to any claims made under such tail coverage;
     (d) A Rent Roll, certified by Seller to be true and correct as of the Closing Date;
     (e) Seller shall deliver written authorization to Title Company to (i) either, (x) if Purchaser has elected to pay the Purchase Price pursuant to Section 2.1(a)(i), pay Seventeen Million Five Hundred and No/100 Dollars ($17,500,000) by federal wire transfer of immediately available funds to NHP at Closing, or (y) if Purchaser has elected to proceed under Section 2.1(a)(ii), release the Promissory Note to NHP, in either case as consideration for the release from and the assignment and amendment of the NHP Lease, and (ii) the Supplemental Rent by federal wire transfer of immediately available funds to NHP at Closing;
     (f) Written authorization to release funds required pursuant to the proration provisions in Section 10.2; and
     (g) Such other documents and instruments as are required under this Agreement, as may reasonably be required by Purchaser, NHP or Title Company and that may be reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement.
Section 9.3 Purchaser’s Closing Deliveries. Prior to the Closing Date, Purchaser shall deliver or cause to be delivered to Title Company to hold in escrow for Seller pending Closing:
     (a) The Purchaser Bringdown Certificate;
     (b) The Purchase Price, as adjusted pursuant to Section 2.1(c), including if applicable pursuant to Section 2.1, the Promissory Note;
     (c) Funds in the amount of the Purchased Accounts Receivable shown on the Pre-Closing Accounts Receivable Schedule.
     (d) The Assignment;
     (e) Evidence of Purchaser’s performance of its obligations under Section 7.2, including Seller’s letters of credit being released from NHP;
     (f) Funds pursuant to the proration provisions in Section 10.2; and
     (g) Such other documents and instruments as are required under this Agreement, as may reasonably be required by Seller or Title Company and that may be reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement.
Section 9.4 Closing Costs; Transaction Expenses.
     (a) Purchaser shall pay (i) its own attorneys’ fees, (ii) the cost to apply for any Operator Approvals, Transfer Approvals, Transfer Notices and Permits (not to include any payment to or on behalf of Seller for Seller’s cooperation or production of existing documentation or materials), (iii) the cost of Purchaser’s Due Diligence Inspection (not to include any payment to or on behalf of Seller for Seller’s cooperation or production of existing documentation or materials), (iv) at Closing, the premium for the Title Policy and any endorsement thereto and one-half (1/2) of the escrow fees charged by Title Company, (v) the Purchase Price, as set forth herein, (vi) the cost of the Title Commitment, Surveys, Search Reports, Environmental Reports with respect to the Remediation Sites as set forth in Section 2.3(d)(iii), Zoning Reports, Facility Condition Reports, (vi) one half (1/2) of the cost of any Environmental Reports ordered pursuant to Section 2.3(d)(ii), (vii) the Post-Closing Operations Expenses, (vii) the invoice amount of all Purchased Accounts Receivable included on the Pre-Closing Accounts Receivable Schedule, (viii) the Escrow Amounts; and (ix) any other matters to be paid for by Purchaser as expressly provided herein.
     (b) As set forth herein, Seller shall pay (i) its own attorneys’ fees, (ii) the cost of the Reliance Letters, (iii) one half (1/2) of the cost of any Environmental Reports ordered pursuant to Section 2.3(d)(ii), (iv) any costs associated with the assignment of the Assigned Contracts or termination of Service Contracts which are not Assigned Contracts, including any termination or assignment fees or penalties, (v) any costs associated with the assignment of the Transferred

Personal Property, including any termination or assignment fees or penalties, (vi) at Closing, one-half (1/2) of the escrow fees charged by Title Company, any recording charges associated with Purchaser’s assumption of the NHP Lease (including memoranda of lease, etc.), all fees of Seller’s Broker, all transfer and documentary stamp taxes, (vii) the Retention Bonuses, and (viii) any other matters to be paid for by Seller as expressly provided herein.
     (c) The provisions of this Section 9.4 shall survive the Closing or any termination of this Agreement.
Article 10
ACCOUNTS RECEIVABLE AND PRORATIONS
Section 10.1 Accounts Receivable and Accounts Payable.
     (a) Accounts Receivable.
          (i) Except for the Purchased Accounts Receivable, Seller shall retain its right, title and interest in and to all accounts receivable (and any refunds of previous overpayments on payables), whether rental payments or trade accounts or otherwise, with respect to the Facilities that relate to the period prior to the Closing Date (collectively, the “Retained Accounts Receivable”). Seller shall prepare and deliver to Purchaser at least three (3) Business Days prior to Closing, a schedule (the “Pre-Closing Accounts Receivable Schedule”) setting forth both the Purchased Accounts Receivable and the Retained Accounts Receivable, said schedule being certified by Seller as complete and correct in all material respects as of such date. Seller shall be paid at Closing an amount equal to one hundred percent (100%) of the invoice amount of all Purchased Accounts Receivable included on the Pre-Closing Accounts Receivable Schedule.
          (ii) Payments received by Purchaser or Seller after the Closing Date from third party payors and private pay residents shall be handled as follows:
               (A) If such payments relate to the period prior to the Closing Date, they shall be first payable toward the applicable Purchased Accounts Receivables then due to Purchaser from said payor or resident, and then to Seller; provided, however, that any payments by Third Party Payor Programs which indicate a specific period shall be applied to the amounts covered as indicated with such payment.
               (B) If such payments relate to the period after the Closing Date, such payments shall be retained by or remitted to Purchaser.
               (C) All amounts owing under this Section 10.1(a) shall be remitted, if necessary, to the proper party within ten (10) days after the end of each month in which the payment was received.
          (iii) In the event the parties mutually determine that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit the same to the other within ten (10) Business Days after said determination is made.

          (iv) For the twelve (12) month period following the Closing Date or until Seller receives payment of all rental and other accounts receivable which are not part of the Transferred Personal Property but attributed to the operation of the Facilities prior to the Closing Date, whichever is sooner, Purchaser shall, within a reasonable time period following written request by Seller, provide to Seller an accounting setting forth all amounts received by Purchaser during the preceding month with respect to the rentals and other accounts receivable of Seller that are set forth in the Pre-Closing Accounts Receivable Schedule. Purchaser shall deliver such accounting to the address for notices for Seller set forth below. Upon reasonable prior written notice, and not more frequently than once every ninety (90) days, Seller shall have the right to inspect all cash receipts of Purchaser during weekday business hours in order to confirm Purchaser’s compliance with the obligations imposed on it under this Section 10.1(a).
          (v) Nothing herein shall be deemed to limit in any way Seller’s rights and remedies to recover delinquent rental and other accounts receivable due and owing Seller under the terms of this Agreement; provided, however, that Seller hereby agrees not to take any action that would effectively or legally terminate any Occupancy Agreement or cause an actual or constructive eviction of any resident or other tenant of the Facilities.
     (b) Accounts Payable. Seller shall remain liable for all unpaid accounts payable (and any balance due from underpayments previously made) with respect to the Facilities that relate to the period prior to the Closing Date. If Purchaser pays any amounts with respect to any Assigned Contract which is the responsibility of Seller, Seller will reimburse Purchaser within thirty (30) days of receipt of written notice from Purchaser of the amount so owing.
Section 10.2 Prorations. Revenues and expenses pertaining to accounts receivable, accounts payable, Assigned Contracts, utility charges, and real and any personal property taxes (irrespective of whether there are any Escrow Amounts related thereto) shall be prorated between the parties as of the Closing Date. Purchaser shall pay to Seller as part of the prorations hereunder all prepaid expenses applicable to any period after the Closing Date. All amounts owing from one party hereto to the other party hereto pursuant to this Section 10.2, to the extent determinable as of the Closing Date, shall be reflected on a separate proration statement (the “Closing Proration Statement”) prepared by Seller at least three (3) Business Days prior to Closing and approved by Purchaser and shall be paid at Closing by federal wire transfer of immediately available funds. In general, prorations shown on the Closing Proration Statement, as well as any prorations or re-prorations made after the Closing Date, shall be made so as (i) to reimburse Seller for expense items paid by Seller but relating to periods after the Closing Date and to credit Seller for revenue items received by Purchaser but relating to the period prior to the Closing Date, and (ii) to charge Seller and pay to Purchaser for expense items paid by Purchaser but relating to periods prior to the Closing Date and for revenue items received by Seller but relating to periods after the Closing Date, including without limitation any resident or other tenant rent attributable to the days in the month or billing period in which the Closing Date occurs or any subsequent month or billing period; provided that amounts applicable to the Purchased Accounts Receivable and Retained Accounts Receivable shall be handled in accordance with Section 10.1(a). The intent of this Section 10.2 shall be further implemented by Purchaser delivering to Seller any invoices that reflect amounts due with respect to any period before the Closing Date and by Purchaser assuming responsibility for the payment of any invoices that reflect amounts due with respect to any period after the Closing Date, with any overage or shortage in payments by either party to be adjusted and paid as hereinafter provided. All prorations shall be made on the basis of actual days elapsed in the relevant accounting, billing or revenue period, and the prorations shown on the Closing Proration Statement are based on the most recent information available to Seller. Utility charges that are not metered and read on the Closing Date shall be estimated based on prior charges and shown on the Closing Proration Statement, and shall be re-prorated upon receipt of statements therefor. The parties shall make commercially reasonable efforts to settle, within sixty (60) days after the Closing Date, or as soon thereafter as is reasonably practicable, all amounts owing from one party hereto to the other party hereto that require adjustment as a result of actual figures subsequently received.
Article 11
CASUALTY OR CONDEMNATION
Section 11.1 Casualty or Condemnation. If, prior to Closing, all or any portion of the Facilities is damaged by fire or other casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain Event”), then the following procedures shall apply:
     (a) If the aggregate cost of repair or replacement of the Damage (collectively, “Repair and/or Replacement”) is less than five percent (5%) of the Purchase Price in the opinion of Purchaser’s and Seller’s respective engineering consultants (collectively, the “Damage Non-Termination Threshold”), Purchaser shall proceed to Closing and take the Property as diminished by such events, subject to a reduction in the Purchase Price applied against the cash otherwise due at the Closing, in the full amount of the Repair and/or Replacement. Any casualty insurance shall be the sole property of Seller.
     (b) If the Damage Non-Termination Threshold has been exceeded or an Eminent Domain Event has occurred, then Purchaser, at its sole option, may elect, by written notice to Seller, delivered prior to the Closing Date, to (i) terminate this Agreement, in which event the provisions of Section 12.2(a) governing a permitted termination by Purchaser shall apply; or (ii) proceed to close subject to the following conditions:
          (i) In the case of Damage, Purchaser shall receive a reduction of the Purchase Price equal to the amount of the applicable deductible amount under the policy or policies of property and casualty insurance covering the Facility or Facilities to which the Damage occurred. In addition, Seller shall assign to Purchaser the proceeds payable under such policy or policies of property and casualty insurance. In such event, Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim or claims.
          (ii) In the case of an Eminent Domain Event, Seller shall assign to Purchaser any condemnation award with respect to the Eminent Domain Event. In such event, Seller shall fully cooperate with Purchaser with respect to any proceedings relating to the any condemnation award.

          (iii) In either case, the proceeds and benefits under any rent loss or business interruption insurance policies attributable to the period following the Closing shall likewise be paid and transferred over (and, if applicable, likewise credited on an interim basis) to Purchaser for the period subsequent to Closing.
Article 12
TERMINATION AND DEFAULT
Section 12.1 Termination of Agreement. This Agreement may be terminated by written notice by the applicable party below to the other party:
     (a) by the mutual consent of Seller and Purchaser in writing and signed by both parties;
     (b) by Purchaser, if the conditions precedent to Purchaser’s obligations to proceed to Closing set forth in Section 8.1 have not been satisfied, or waived by Purchaser in Purchaser’s sole discretion, within ninety (90) days after the expiration of the Inspection Period;
     (c) by Seller, if the conditions precedent to Seller’s obligations to proceed to Closing set forth in Section 8.2 (other than with respect to the condition set forth in Section 8.2(b)) have not been satisfied, or waived by Seller in Seller’s sole discretion, within ninety (90) days after the expiration of the Inspection Period;
     (d) by Seller if the approval of this Agreement by the board of directors of Capital Senior Living Corporation is rescinded, provided that Purchaser’s exercise of a termination right under this Section 12.1 is not otherwise deemed to be an act of rescission;
     (e) by Purchaser, if at any time prior to the expiration of the Inspection Period, Purchaser, in its sole and absolute discretion, determines that the results of any inspection, test or examination do not meet Purchaser’s criteria for the acquisition, financing or operation of the Transferred Personal Property and Seller’s interest in the NHP Lease in the manner contemplated by Purchaser, or if Purchaser, in its sole and absolute discretion, otherwise determines that any aspect of the transactions contemplated herein is unsatisfactory to it for any reason or for no reason.
     (f) by Purchaser, if the Damage Non-Termination Threshold has been exceeded or an Eminent Domain Event has occurred;
     (g) by Purchaser in the event that the aggregate cost to remedy all Maintenance Deficiencies, as reasonably determined by Purchaser’s third-party professional, at all of the Facilities collectively exceeds Five Hundred Thousand and No/100 Dollars;
     (h) by Purchaser, pursuant to and in accordance with Section 2.3(f)(i) or Section 2.3(f)(ii);
     (i) by Purchaser, pursuant to and in accordance with Section 12.3;

     (j) by Seller, pursuant to and in accordance with Section 12.4;
     (k) by either Seller or Purchaser, if the Closing has not taken place by the date that is ninety-five (95) days after the expiration of the Inspection Period; or
     (l) by either Seller or Purchaser, if, once the Conditional Consent to Assignment of Leases is fully executed, such consent is thereafter terminated or otherwise becomes ineffective in accordance with its terms.
Section 12.2 Permitted Termination.
     (a) In the event that Purchaser exercises any right it may have under Section 12.1 to terminate this Agreement, the Purchaser Default Amount shall not be owing from Purchaser to Seller hereunder or otherwise, the Title Company shall immediately return the Deposit to Purchaser and neither party shall have any further liability or obligation under this Agreement except for the provisions of Section 14.20 governing confidentiality, the provisions of Section 12.5 governing the return of Documents and other items, and those liabilities and obligations that by their express terms were intended to survive a termination of this Agreement.
     (b) In the event that Seller exercises any right it may have under Section 12.1(c), (d) or (j) to terminate this Agreement, Seller’s sole remedy shall be to terminate this Agreement and be paid the Deposit (the “Purchaser Default Amount”), the Title Company shall immediately release the Deposit together with interest thereon to Seller and neither party shall have any further liability or obligation under this Agreement, except for the provisions of Section 14.20 governing confidentiality, the provisions of Section 12.5 governing the return of Documents and other items, and those liabilities and obligations that by their express terms were intended to survive a termination of this Agreement. Seller and Purchaser agree that in the event of such termination under Section 12.1(c), (d) or (j), the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Purchaser agree that, Seller shall be paid the Purchaser Default Amount as full and complete liquidated damages, and not as a penalty or forfeiture, as Seller’s sole and exclusive remedy.
     (c) If Seller provides notice that it is terminating under Section 12.1(a), (k) or (l), the Purchaser Default Amount shall not be owing from Purchaser to Seller hereunder or otherwise, the Title Company shall immediately return the Deposit to Purchaser and neither party shall have any further liability or obligation under this Agreement except for the provisions of Section 14.20 governing confidentiality, the provisions of Section 12.5 governing the return of Documents and other items, and those liabilities and obligations that by their express terms were intended to survive a termination of this Agreement.
     (d) The designation of a sub-section of Section 12.1 under which either party may provide notice of termination shall control; provided that such terminating party is entitled to terminate this Agreement under such designated sub-section.
Section 12.3 Default by Seller. If, on the Closing Date, (a) this Agreement has not been terminated, (b) Purchaser has performed in all material respects all obligations of Purchaser under this Agreement to be performed before the Closing Date; and (c) Purchaser is ready, willing and able to proceed to Closing, but (d) Seller defaults in its obligations to close hereunder, then thereafter Purchaser shall have the right as its sole and exclusive remedy to either (i) within forty-five (45) days of the Closing Date, terminate this Agreement, in which case Section 12.2(a) will apply, or (ii) to pursue specific performance of such obligations of Seller under this Agreement so long as any action or proceeding commenced by Purchaser against Seller shall be filed within forty-five (45) days of the Closing Date. The foregoing provisions of this Section 12.3 shall not limit Purchaser’s rights and remedies in the event of any breach, default or failure of performance by Seller of any covenant, agreement, indemnity, representation or warranty of Seller that by its express terms was intended to survive the termination of this Agreement.
Section 12.4 Default by Purchaser. If, on the Closing Date, (a) this Agreement has not been terminated, (b) Seller has performed in all material respects all obligations of Seller under this Agreement to be performed before the Closing Date; and (c) Seller is ready, willing and able to proceed to Closing, but (d), Purchaser defaults in its obligations to close hereunder, then thereafter, but in any event within forty-five (45) days of the Closing Date, Seller’s sole remedy for such default shall be to terminate this Agreement, in which case Section 12.2(b) will apply. Seller and Purchaser agree that in the event of such a default, the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Purchaser agree that, Seller shall be paid the Purchaser Default Amount as full and complete liquidated damages, and not as a penalty or forfeiture, as Seller’s sole and exclusive remedy. The foregoing provisions of this Section 12.4 shall not limit Seller’s rights and remedies in the event of any breach, default or failure of performance by Purchaser of any covenant, agreement, indemnity, representation or warranty of Purchaser that by its express terms was intended to survive the termination of this Agreement.
Section 12.5 Return of Documents; No Solicitation. If this Agreement is terminated for any reason permitted by this Agreement, each party (i) shall return to the other party all documents and copies thereof which shall have been furnished to it by such other party or, with the agreement of the other party, shall destroy all such documents and copies thereof, and (ii) for a period of two (2) years from the date of this Agreement, without the prior written consent of the other party, shall not, directly or indirectly, (x) solicit to hire or hire (or cause or seek to cause to leave the employ of the other party) any executive or any other employee of such party or any of its Affiliates which were Affiliates as of the Effective Date; provided, however, that this does not preclude hiring employees that respond to general advertisements conducted in the ordinary course of business, or (y) hold any discussion regarding the other party or any of its Affiliates which were Affiliates as of the Effective Date with any supplier, customer or any other person with whom such other party or any of its Affiliates which were Affiliates as of the Effective Date has a relationship as of the Effective Date.
Section 12.6 Survival. Nothing contained in this Article 12 shall waive or affect Seller’s or Purchaser’s respective rights, indemnity and other obligations hereunder that by their express terms were intended to survive the termination of this Agreement.

Article 13
INDEMNIFICATION
Section 13.1 Seller’s Indemnities. Guarantor and each Seller agree to (on a joint and several basis), and do, indemnify and hold Purchaser, Purchaser’s Affiliates, and their respective members, partners, directors, officers, employees, agents, successors and assigns (the “Purchaser Indemnified Parties”) harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses (including reasonable fees and expenses of attorneys) (collectively, “Losses”) that may be suffered or incurred by or asserted or awarded against Purchaser or any Purchaser Indemnified Party, in each case arising out of, or in connection with, or by reason of:
     (a) any material inaccuracy, breach or default by Seller in any representations and warranties of Seller hereunder;
     (b) any failure by Seller to perform any covenant, agreement or undertaking to be performed by Seller in any material respect;
     (c) any and all actions, suits, litigation, arbitrations, procedures, investigations, or claims arising out of the ownership or operation of the Facilities prior to the Closing Date even though such actions, suits, litigation, arbitrations, procedures, investigations or claims have not been filed or have not come to light until after Closing; or
     (d) any Excluded Liabilities.
Section 13.2 Purchaser’s Indemnities. Purchaser hereby agrees to, and does, indemnify and hold Seller and Hearthstone, and their respective Affiliates, members, partners, directors, officers, employees, and agents (the “Seller Indemnified Parties”) harmless from and against any and all Losses which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:
     (a) any material inaccuracy, breach or default by Purchaser in any representations and warranties of Purchaser hereunder;
     (b) any failure by Purchaser to perform any covenant, agreement or undertaking to be performed by Purchaser in any material respect;
     (c) any and all actions, suits, litigation, arbitrations, procedures, investigations, or claims arising out of the ownership or operation of the Facilities after the Closing Date;
     (d) the failure by Purchaser to pay when due the Promissory Note if such promissory Note was elected by Purchaser as part of the Purchase Price; or
     (e) any failure by Purchaser to pay any liabilities or perform any duties in connection with the Facilities or the NHP Lease attributable to periods after the Closing Date.

Section 13.3 Method of Asserting Claims, Etc. The person claiming indemnification hereunder, whether a Purchaser Indemnified Party or a Seller Indemnified Party, is sometimes referred to as the “Indemnified Party” and the party against whom such claims are asserted hereunder is sometimes referred to as the “Indemnifying Party.” All claims for indemnification by an Indemnified Party under Section 13.1 or Section 13.2 hereof, as the case may be, shall be asserted and resolved as follows:
     (a) If any claim or demand for which an Indemnifying Party would be liable for Losses to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party in writing (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness (but in no event later than thirty (30) days after the Third Party Claim is so asserted or sought in writing against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the “Claim Notice”). For this purpose the commencement of any audit or other investigation for taxes concerning the Facilities shall constitute a Third Party Claim. Notwithstanding the foregoing, failure to so provide a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim except to the extent that a failure to so notify the Indemnifying Party in reasonably sufficient time prejudices the Indemnifying Party’s ability to defend against the Third Party Claim, in which case the Indemnifying Party shall be relieved of its obligation to indemnify Indemnified Party only to the extent so prejudiced and not otherwise. The Indemnifying Party shall have thirty (30) days from delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.
     (b) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 13.3, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (but only if the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of, and all obligations under, such settlement; otherwise, no such settlement shall be agreed to without the prior written consent of the Indemnified Party). If the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file during the Notice Period any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim, but only to the extent so prejudiced); and provided further, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnified Party may participate in, but not control (except if the Indemnifying Party is not liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, in which case whichever of the Indemnifying Party or the Indemnified Party is liable for the largest amount of Losses with respect to the Third Party Claim shall control), any defense or settlement of any Third Party Claim with respect to which the Indemnifying Party is participating pursuant to this Section 13.3(b), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation.
     (c) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 13.3, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. Notwithstanding the foregoing provisions of this Section 13.3(c), if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 13.3(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation incurred by the Indemnifying Party. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 13.3(c) (other than a dispute as to the Indemnifying Party’s liability to the Indemnified Party) and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
     (d) If any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of such claim by the Indemnified Party, specifying the nature of and specific basis for such claim and the amount of the estimated amount of such claim (the “Indemnity

Notice”). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim as specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by arbitration pursuant to Section 14.18, or as the parties otherwise at such time agree.
Section 13.4 Payment of Indemnity. Any indemnity claim shall be promptly paid in cash by the Indemnifying Party to or on behalf of the appropriate Indemnified Party.
Section 13.5 Survival. The indemnifications contained in Section 13.1 and Section 13.2 shall survive the Effective Date for a period of two (2) years; provided, that the indemnifications contained in Section 13.1(c) shall survive the Closing Date for the applicable statute of limitations period; and further provided, that if a Claim Notice or Indemnity Notice is given within such two (2) year period, the provisions of this Article 13 shall continue to apply to the claim made in such Claim Notice or Indemnity Notice until such claim is finally resolved or settled.
Section 13.6 Deductible and Cap.
     (a) The aggregate liability of Seller and Guarantor to Purchaser Indemnified Parties under Section 13.1 shall not exceed (i) with respect to any Losses suffered or incurred in the first year after the Closing Date, Two Million and No/100 Dollars ($2,000,000), or (ii) with respect to any Losses suffered or incurred in the second year after the Closing Date, One Million and No/100 Dollars ($1,000,000) (reduced by the amount that the aggregate of any Losses suffered or incurred in the first year after the Closing Date exceeds One Million and No/100 Dollars ($1,000,000)). Seller and Guarantor shall be liable for the Losses of Purchaser Indemnified Parties only if the aggregate of such exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (“Seller’s Deductible”), and then only for such excess; provided, however, that Seller’s Deductible shall not apply to Seller’s obligations with respect to a Third Party Payor Program claim or the defense thereof.
     (b) The aggregate liability of Purchaser to Seller Indemnified Parties under Section 13.2 shall not exceed (i) with respect to any Losses suffered or incurred in the first year after the Closing Date, Two Million and No/100 Dollars ($2,000,000), or (ii) with respect to any Losses suffered or incurred in the second year after the Closing Date, One Million and No/100 Dollars ($1,000,000) (reduced by the amount that the aggregate of any Losses suffered or incurred in the first year after the Closing Date exceeds One Million and No/100 Dollars ($1,000,000)). Purchaser shall be liable for the Losses of Seller Indemnified Parties only if the aggregate of such exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000), and then only for such excess.
Section 13.7 Holdback.
     (a) As security for Seller’s indemnification obligations under this Article 13, Seller shall open an escrow (the “Indemnity Escrow”) and Title Company shall holdback at Closing a portion of the Purchase Price equal to Seven Hundred Thousand and No/100 Dollars ($700,000)

(as such amount may be increased or decreased after Closing pursuant to the provisions hereof, the “Indemnity Escrow Amount”), which such Indemnity Escrow Amount shall be held by Title Company in an interest-bearing account. The Indemnity Escrow Amount shall be held and disbursed by Title Company in accordance with the terms of this Agreement. At the Closing Date, the aggregate of (i) the Indemnity Escrow Amount, together with all interest earned thereon, plus (ii) the Long Horn Excess Reserves, shall equal or exceed the Indemnity Amount.
     (b) Hearthstone Group and/or Long Horn shall cause an Actuarial Determination to occur within three (3) months after the Closing, and thereafter, no less frequently than every six (6) months or more frequently than every three (3) months. Within five (5) Business Days after each Actuarial Determination, Hearthstone Group shall cause Long Horn to (x) deliver to Purchaser (a) copies of all documentation relating to such Actuarial Determination, and (b) a written statement setting forth the then-current Long Horn Assets, Long Horn Required Reserves, and Long Horn Excess Reserves. So long as the Indemnity Amount exceeds the Indemnity Escrow Amount, within twenty (20) Business Days after each Actuarial Determination, the parties shall mutually agree upon an amount, if any, that Long Horn shall propose as a dividend or distribution to the Cayman Island Monetary Authority (“CIMA”). If such proposed dividend or distribution is approved by CIMA, it shall be deposited into the Indemnity Escrow. Notwithstanding anything to the contrary, no dividends or distributions from Long Horn shall be requested that, if deposited into the Indemnity Escrow, would cause the Indemnity Escrow to exceed the Indemnity Amount.
     (c) In the event that the aggregate of (i) the Indemnity Escrow Amount, together with all interest earned thereon, plus (ii) the Long Horn Excess Reserves (as determined by the most recent Actuarial Determination) is less than the Indemnity Amount, within ten (10) Business Days after such Actuarial Determination, the Principals shall deposit an amount equal to the difference between the Indemnity Amount and the sum of (x) the then current Long Horn Excess Reserves plus (y) the Indemnity Escrow Amount, into the Indemnity Escrow; provided, however, that following the first anniversary of the Closing Date when the Indemnity Amount by its terms is reduced, the difference referred to above shall be increased by the amount of any Claims Notices, Indemnity Notices or Payment Notices made during the first year after the Closing Date that are pending or have not been paid or otherwise resolved until such pending claims are paid or otherwise resolved, at which time such increased amount, if deposited as provided herein, shall be released to Seller from the Indemnity Escrow, but this proviso shall in no event change the indemnity limitations set forth in Section 13.6 hereof.
     (d) If a Purchaser Indemnified Party is entitled to indemnification as established under this Agreement, the Purchaser Indemnified Party may send a written notice (a “Payment Notice”) to Seller and Title Company. The Payment Notice shall set forth the name of the Purchaser Indemnified Party and the amount of the claim for indemnification. Within ten (10) Business Days after receipt of the Payment Notice, Seller shall notify the Purchaser Indemnified Party and Title Company in writing as to whether Seller accepts or rejects such Payment Notice.
          (i) If Seller accepts such Payment Notice or fails to respond to such Payment Notice within ten (10) Business Days after receipt of such Payment Notice, then Title Company shall pay the amount set forth in the Payment Notice directly to the Purchaser Indemnified Party (at the Purchaser Indemnified Party’s direction and to such account as the Purchaser Indemnified

Party designates in writing) promptly upon Seller’s notification of acceptance or, in the event Seller fails to timely respond to such Payment Notice, on that date which is eleven (11) Business Days after Title Company’s receipt of the Payment Notice.
          (ii) If Seller timely rejects such Payment Notice, then Title Company shall not disburse such funds and may, at its option, continue to hold such funds until both the Purchaser Indemnified Party and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction or by an arbitrator pursuant to Section 14.18 below directing its disposition, or Title Company may interplead instructions with respect to such funds in accordance with the laws of Texas.
     (e) On that date which is one (1) year and ten (10) days after the Closing Date, Title Company shall pay to Seller funds equal to the amount by which the then applicable Indemnity Amount for the period from the Closing Date to the first anniversary of the Closing Date exceeds the then applicable Indemnity Amount for the period from the first anniversary of the Closing Date to the second anniversary of the Closing Date, provided that any amounts set forth in Claim Notices, Indemnity Notices or Payment Notices received by Title Company that are pending or have not been paid (or otherwise resolved judicially, by arbitration or by the agreement of Purchaser and Seller) shall continue to be held by Title Company until such Claim Notices, Indemnity Notices or Payment Notices have been resolved.
     (f) On that date which is two (2) years and ten (10) days after the Closing Date, Title Company shall pay the then applicable Indemnity Amount to Seller, provided that any amounts set forth in Claim Notices, Indemnity Notices or Payment Notices received by Title Company that are pending or have not been paid (or otherwise resolved judicially, by arbitration or by the agreement of Purchaser and Seller) shall continue to be held by Title Company until such Claim Notices, Indemnity Notices or Payment Notices have been resolved.
     (g) Title Company shall incur no liability in connection with the safekeeping or disposition of the Indemnity Escrow for any reason other than Title Company’s breach of contract, willful misconduct or negligence. If Title Company is in doubt as to its duties or obligations with regard to any funds received by Title Company pursuant to the Indemnity Escrow, or if Title Company receives unilateral instructions from Purchaser or Seller, or conflicting instructions from Purchaser or Seller with respect to the disposition of the Indemnity Escrow, Title Company shall not disburse such funds and may, at its option, continue to hold such funds until Purchaser and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction or by an arbitrator pursuant to Section 14.18 below directing its disposition, or Title Company may interplead instructions with respect to such funds in accordance with the laws of Texas.
     (h) Notwithstanding anything to the contrary contained in this Section 13.7, nothing contained in this Article 13 other than Section 13.6, or the release by Title Company to Purchaser Indemnified Parties of all or any portion of the Indemnity Escrow Amount pursuant to this Section 13.7, shall be deemed to limit or otherwise diminish Seller’s obligations under Article 13 of this Agreement, except to the extent the release by Title Company to Purchaser Indemnified Parties of all or any portion of the Indemnity Escrow Amount satisfies or discharges the foregoing obligations of Seller, and even then, only to the extent of such satisfaction or discharge. The provisions of this Section 13.7 shall survive the Closing.
Article 14
MISCELLANEOUS
Section 14.1 Assignment. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller during the term of this Agreement. Purchaser may assign all or any of its right, title and interest under this Agreement to any Affiliate of Purchaser. No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment. In the event of an assignment of this Agreement by Purchaser, its assignee shall be deemed to be the Purchaser hereunder for all purposes hereof, and shall have all rights of Purchaser hereunder (including, but not limited to, the right of further assignment), provided the assignor shall not be released from any liability hereunder.
Section 14.2 Guaranty of Obligations of Seller. Hearthstone hereby guarantees the timely payment and timely performance of all obligations of Seller arising under this Agreement, including the representations and warranties pursuant to this Agreement.
Section 14.3 Guaranty of Obligations of Purchaser. Capital Senior Living Properties, Inc. hereby guarantees the timely payment and timely performance of all obligations of Purchaser arising under this Agreement, including Purchaser’s representations and warranties pursuant to this Agreement.
Section 14.4 Access to Records.
     (a) For the requisite period prescribed by law, including any applicable federal and state regulations, but in no event less than two (2) years from and after the Closing Date, Purchaser shall allow Seller and its respective agents and representatives to have reasonable access to (upon no less than three (3) Business Days prior written notice and during normal business hours), and to make copies of, at Seller’s expense, the books and records and supporting material of the Facilities relating to the period prior to the Closing Date, to the extent reasonably necessary to enable Seller to, among other things, investigate and defend any litigation, governmental audit and/or third-party payor audit, including malpractice or other claims, to file or defend tax returns, to verify any prorations or adjustments for which this Agreement provides, and to verify accounts receivable collections due Seller. The foregoing shall be subject to Seller having delivered to Purchaser or the Facilities (or not removed from the Facilities) such books and records and supporting materials, as contemplated by this Agreement and shall be subject to applicable law.
     (b) Each of Purchaser and Seller shall be entitled to obtain or remove the originals of any records from the Facilities and any corporate office (including, without limitation, personnel records of employees or former employees of the Facilities and any corporate office), for purposes of litigation involving a resident or employee to whom such record relates, if an officer of or counsel for such party certifies that such original must be produced in order to comply with applicable law or the order of a court of competent jurisdiction in connection with such litigation. Any record so removed shall promptly be returned following its use, and nothing herein shall be interpreted to prohibit Purchaser from retaining copies of any such documents before obtained or removed by Seller pursuant to this Section 14.4.
     (c) Purchaser agrees to maintain such books, records and other material comprising records of the Facilities’ operations that have been received by Purchaser from Seller or otherwise referenced in Section 14.4(a)-(b) above, including, but not limited to, resident and employee records, for the requisite period prescribed by law, including any applicable federal and state regulations, but in no event less than two (2) years.
Section 14.5 Transfer to Purchaser’s Designee. Notwithstanding anything herein to the contrary, Seller shall, upon request from Purchaser, convey at Closing some or all of the Property to an Affiliate of Purchaser, which Property, in Purchaser’s sole discretion, should be conveyed to an entity other than Purchaser.
Section 14.6 Broker. Seller shall pay any brokers’ commission due to Seller’s Broker pursuant to the terms of a separate agreement between Seller and Seller’s Broker. Seller hereby indemnifies, protects and defends and holds Purchaser and Capital Senior Living Properties, Inc. harmless from and against any and all losses resulting from the claims of any broker, finder, or other such party, including Seller’s Broker, claiming by, through or under the acts or agreements of Seller. Purchaser hereby indemnifies, protects and defends and holds Seller and Hearthstone harmless from and against any and all losses resulting from the claims of any broker, finder or other such party, other than Seller’s Broker, claiming by, through or under the acts or agreements of Purchaser. The obligations of the parties pursuant to this Section 14.6 shall survive the Closing or any earlier termination of this Agreement.
Section 14.7 Further Assurances. Following the Closing Date, each of Seller and Purchaser agrees to execute and deliver within a commercially reasonable time any and all further agreements, documents or instruments reasonably necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder; provided however, that neither party shall be required to incur any costs as a result of this Section 14.7.
Section 14.8 Notices. All notices and demands, requests, consents, approvals, and other similar communications under this Agreement shall be in writing and shall be sent by personal delivery or by either (i) United States certified or registered mail, return receipt requested, postage prepaid, (ii) Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery, or (iii) by facsimile, addressed as follows:

     To Seller or Hearthstone:
c/o Hearthstone Senior Services, L.P.
9595 Six Pines Drive, Suite 6300
The Woodlands, Texas 77380
Attn: Timothy P. Hekker, President
Fax: (281) 362-3503
     With a copy to its attorney:
Winstead PC
600 Town Center One
1450 Lake Robbins Drive
The Woodlands, Texas 77380
Attn: R. Clyde Parker, Jr., Esq.
Fax: (281) 681-5901
     To Purchaser or Capital Senior Living Properties, Inc.:
c/o Capital Senior Living Acquisition, LLC
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
Attn: James A. Stroud, Chairman of the Company
Fax: (972) 770-5666
     With a copy to:
c/o Capital Senior Living Acquisition, LLC
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
Attn: David R. Brickman, Esq.
Fax: (972) 770-5666
     With a copy to its attorney:
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attn: Winston W. Walp II, Esq.
Fax: (214) 855-8200
     Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, or the receipt of transmission of a facsimile, as the case may be, whether accepted or refused. Any such notice not so given shall deemed given upon receipt of the same by the party to whom the same is to be given. Any party hereto may designate a different address for itself by notice to the other party in accordance with this Section 14.8.

Section 14.9 Benefit. This Agreement is for the benefit only of the parties hereto and their successors and assignees as permitted in Section 14.1 and Section 14.5 and no other Person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.
Section 14.10 Limitation of Liability. Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and described in this Agreement.
Section 14.11 Reasonable Efforts. Seller and Purchaser shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, governmental authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate the transfer of the Property to Purchaser in accordance with this Agreement; provided that neither party is obligated to incur any third party costs or expenses or make any payment or concession in connection with these efforts.
Section 14.12 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be modified, amended, discharged or terminated except by an instrument in writing signed by the parties to this Agreement. Any waiver of any provisions of this Agreement must be waived by an instrument in writing signed by the party against which the enforcement of such waiver is sought, and then only to the extent set forth in such instrument.
Section 14.13 Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a day that is not a Business Day, the compliance with such obligations or delivery shall be deemed acceptable on the next following Business Day.
Section 14.14 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.
Section 14.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
Section 14.16 Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

Section 14.17 Counterparts. This Agreement may be executed in as many counterparts as may be convenient or required, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of executing this Agreement, a document signed and transmitted by facsimile machine, telecopier, or by scan and attachment to an email transmission shall be treated as an original document. The signature of any party thereon shall be considered an original signature, and the document transmitted shall be considered to have the same binding legal effect as an original signature on an original document.
Section 14.18 Arbitration. In the event of any dispute, claim or controversy of any kind between the parties, concerning this Agreement or the termination of this Agreement, the matter shall be submitted to arbitration in accordance with rules of the American Arbitration Association. The parties jointly shall agree on an arbitrator. If the parties are unable to agree, in good faith within a reasonable time, on the selection of an arbitrator, either party may request appointment of an arbitrator chosen by the American Arbitration Association who shall be the selected arbitrator. Such arbitrator shall be limited in his decision to a choice between the final position as requested by each party. Said arbitration shall be held in Dallas/Ft. Worth, Texas or such other place as is mutually agreeable. The arbitration decision shall be final and binding on both parties unless the arbitration is fraudulent or so grossly erroneous as to necessarily imply bad faith. Costs of arbitration are to be share by both parties equally, provided that the arbitrator may choose to award the costs of arbitration against the losing party if the arbitrator determined that the final position urged by the losing party was not reasonable.
Section 14.19 Exclusivity. Seller acknowledges that Purchaser has committed and will commit substantial money, time and effort in connection with the transactions contemplated herein. Accordingly, Seller and its representatives agree that, until the latter of the Closing Date or the termination of this Agreement, Seller shall not (i) take any action to solicit, initiate, encourage, accept or agree to any Acquisition Proposal, or (ii) engage in negotiations with, or disclose any non-public information relating to the Purchaser, the Property and/or the Facilities, or afford access to the books or records thereof to, any Person that may consider making, or has made, an Acquisition Proposal.
Section 14.20 Confidentiality. Purchaser and Seller’s Broker, as agent for Hearthstone, have previously entered into that certain confidentiality letter dated January 31, 2007 (“Confidentiality Letter”). This Section 14.20 shall supersede the Confidentiality Letter, which Purchaser and Hearthstone hereby agree is terminated. Purchaser and Seller agree that prior to the Closing Date, the Documents and other information provided by Seller to Purchaser under this Agreement, any information about Purchaser or its Affiliates delivered by Purchaser to Seller and any evaluation material delivered by Seller to Purchaser under the Confidentiality Letter (collectively, the “Confidential Information”) shall remain totally and completely confidential, shall not be used for any competitive purposes or to obtain any commercial advantage with respect to the other party or any of its Affiliates which were Affiliates as of the Effective Date, and shall not be revealed or disclosed to any person or party whatsoever, or to the public through the issuance of a press release. Notwithstanding the foregoing, the Confidential Information may be revealed or disclosed: (i) with the prior written consent of Purchaser and Seller; (ii) to the parties’ attorneys, accountants and other representatives that are involved in connection with the consummation of the transactions contemplated in this Agreement; (iii) as may be required or permitted by applicable law, including applicable securities law; provided, however, that the disclosing party shall give the other party advance written notice of the information to be disclosed as far in advance of such disclosure as is practical so that the other party may seek an appropriate protective order, if applicable, waive the disclosing party’s obligation to comply with the provisions of this Section 14.20, and/or request that the disclosing party seek to obtain assurances that such information will be accorded confidential treatment; and (iv) in connection with any proceedings between the parties. Each party agrees to be responsible for any breach of this Section 14.20 by it or any of its Affiliates, representatives or agents. In addition to any other remedies, the parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any breach of this Section 14.20, without the need to prove actual damages or posting of a bond. Notwithstanding the foregoing, Purchaser and Seller agree that Purchaser and Purchaser’s Affiliates may, without the consent of Seller, file a report or reports on Form 8-K and any other SEC filings with this Agreement included as an exhibit, and issue press releases, conduct investor calls and answer investor questions concerning the transactions set forth herein; provided, however, that at least one (1) day prior to filing any Form 8-K report or issuing any press release regarding entering into this Agreement or closing under this Agreement and at least one (1) day prior to the use of a script for any investor call in which the entering into this Agreement or closing under this Agreement is included in the script, Purchaser shall provide a copy of such Form 8-K, press release or script (or the applicable parts thereof) to Seller and Seller may give Purchaser comments on such documents, and Purchaser shall use good faith to consider and to accept such comments, but not be obligated to make changes based on, Seller’s comments
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

PURCHASER:

Capital Senior Living Acquisition, LLC a Delaware limited liability company

By: Name:	/s/ James A. Stroud James A. Stroud
Title:	Chairman of the Company
Capital Senior Living Properties, Inc. joins in the execution hereof solely for purposes of Section 14.3

Capital Senior Living Properties, Inc. a Texas corporation

By: Name:	/s/ Lawrence A. Cohen Lawrence A. Cohen
Title:	Chief Executive Officer
Signature Page to Asset Purchase Agreement

SELLER:

Albuquerque Assisted Living, Ltd.,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

Arlington Assisted Living, Ltd.,
a Texas limited partnership
By:	Arlington Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Austin Assisted Living, Ltd.,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

Bartlett Assisted Living, Ltd.,
a Texas limited partnership
By:	Bartlett Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Bedford Assisted Living, Ltd.,
a Texas limited partnership
By:	Bedford Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Birmingham Assisted Living, Ltd.,
a Texas limited partnership
By:	Birmingham Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Braeswood Assisted Living, Ltd.,
a Texas limited partnership
By:	Braeswood Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Carrollwood Assisted Living Operations, Ltd.,
a Texas limited partnership
By:	Carrollwood Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Chattanooga Assisted Living, Ltd.,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

Clayton County Assisted Living, Ltd.,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

Cobb County Assisted Living, Ltd.,
a Texas limited partnership
By:	Cobb County Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Conroe Assisted Living, Ltd.,
a Texas limited partnership
By:	Conroe Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Cy-Fair Assisted Living, Ltd.,
a Texas limited partnership
By:	Cy-Fair Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

East Brownstown Assisted Living, Ltd.,
a Texas limited partnership
By:	Brownstown Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Garland Assisted Living, Ltd.,
a Texas limited partnership
By:	Garland Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Huntsville Assisted Living, Ltd.,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

Irving Assisted Living, Ltd.,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

Kentwood Assisted Living, Ltd.,
a Texas limited partnership
By:	Kentwood Assisted Living, G.P., Inc.,
a Texas corporation, its General Partner

Signature Page to Asset Purchase Agreement

Lake Jackson Assisted Living, Ltd.,
a Texas limited partnership
By:	Lake Jackson Assisted Living, G.P., Inc.,
a Texas corporation, its General Partner

Lewisville Assisted Living, Ltd.,
a Texas limited partnership
By:	Lewisville Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Lorain Assisted Living, Ltd.,
a Texas limited partnership
By:	Lorain Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Madison Assisted Living, Ltd.,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

Mobile Assisted Living, Ltd.,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

Nashville Assisted Living, Ltd.,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

Oklahoma City Assisted Living Limited Partnership,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

San Antonio Assisted Living, Ltd.,
a Texas limited partnership
By:	San Antonio Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Tempe Assisted Living Limited Partnership,
a Texas limited partnership
By:	Tempe Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Temple Assisted Living, Ltd.,
a Texas limited partnership
By:	Temple Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Texas City Assisted Living, Ltd.,
a Texas limited partnership
By:	Texas City Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Tucson Assisted Living Limited Partnership,
a Texas limited partnership
By:	Hearthstone G.P., LLC,
a Texas corporation, its General Partner

Victoria Assisted Living, Ltd.,
a Texas limited partnership
By:	Victoria Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

Wharton Assisted Living, Ltd.,
a Texas limited partnership
By:	Wharton Assisted Living G.P., Inc.,
a Texas corporation, its General Partner

By: Name:	/s/ Timothy P. Hekker Timothy P. Hekker
Title:	President of each of the foregoing
Signature Page to Asset Purchase Agreement

HEARTHSTONE:

Hearthstone Senior Services, L.P. a Delaware limited partnership

By: Hearthstone Senior Living Services, LLC, its General Partner

By: Name:	/s/ Timothy P. Hekker Timothy P. Hekker
Title:	President
Long Horn joins in the execution hereof solely to evidence its representations and warranties in Section 5.2(a) and Section 5.2(kk) and to evidence its agreement with Section 13.7.

LONG HORN:

Long Horn Insurance Company, Ltd. a Cayman Islands exempted company with limited liability

By: Name:	/s/ Timothy P. Hekker Timothy P. Hekker
Title:	President
Principals join in the execution hereof solely to evidence their agreement with Section 6.10 and Section 13.7.

/s/ Timothy Hekker Timothy Hekker

/s/ James Wang James Wang

/s/ Laurence Daspit Laurence Daspit
Signature Page to Asset Purchase Agreement

EXHIBIT A
Facility Information: Business, Units, etc.
Defined Terms
“ALF” Assisted Living Facility
“ALZ” Alzheimer’s Care Facility

		Type of
		Facility/
Facility Name	Facility Address	Business	No. of Beds
Albuquerque	7101 Eubank Boulevard, Albuquerque, NM	ALF	116

Arlington	4101 W Arkansas Lane, Arlington, TX	ALF	119

Austin	7017 Manchaca Road, Austin, TX	ALF	113
		ALZ	20

Bartlett	3345 Kirby Whitten Road, Bartlett, TN	ALF	116

Bedford	3800 Central Drive, Bedford, TX	ALF	118

Birmingham	2366 Old Springville Road, Birmingham AL	ALF	113

Braeswood	2555 S Braeswood, Houston, TX	ALF	121

Brownstown	19697 Allen Road	ALF	112
	Brownstown Township, MI	ALZ	22

Carrollwood	2626 West Bears Ave, Tampa, FL	ALF	113
		ALZ	20

Chattanooga	7127 Lee Highway, Chattanooga, TN	ALF	88
		ALZ	24

Clayton County	7493 Mount Zion Blvd, Jonesboro, GA	ALF	113
		ALZ	24

Cobb County	1345 Milford Church Rd., Marietta, GA	ALF	113
		ALZ	22

Conroe	450 North Riverside, Conroe, TX	ALF	117
		ALZ	20

Cy-Fair	11246 Fallbrook, Houston, TX	ALF	118

A-1

		Type of
		Facility/
Facility Name	Facility Address	Business	No. of Beds
Garland	1246 Colonel Drive, Garland, TX	ALF	118

Huntsville	8020 Benaroya Lane SW, Huntsville, AL	ALF	113

Irving	2425 Texas Drive, Irving, TX	ALF	113

Kentwood	4352 Belton Road SE, Kentwood, MI	ALF	115
		ALZ	20

Lake Jackson	206 Oak Drive South, Lake Jackson, TX	ALF	108

Lewisville	400 Highland Drive, Lewisville, TX	ALF	118

Lorain	3290 Cooper Foster Park Rd, Lorain, OH	ALF	113
		ALZ	20

Madison	94 Twin Hills Drive, Nashville, TN	ALF	113

Mobile	3440 Hillcrest Road, Mobile, AL	ALF	89
		ALZ	23

Nashville	5436 Edmondson Pike, Nashville, TN	ALF	89
		ALZ	29

Oklahoma City	14300 North Portland, Oklahoma City, OK	ALF	113
		ALZ	20

San Antonio	6849 Crestway, San Antonio, TX	ALF	113

Tempe	1875 E. Guadalupe Rd, Tempe, AZ	ALF	115

Temple	3002 Jack Rabbit Road, Temple, TX	ALF	103

Texas City	1901 North Amburn Road, Texas City, TX	ALF	102

Tucson	5665 E River Road, Tucson, AZ	ALF	112

Victoria	411 E Larkspur, Victoria, TX	ALF	99

Wharton	1930 Brian Lane, Wharton, TX	ALF	94

A-2